                                                                     EXHIBIT 2.2
                                                                     -----------






                        KREBSOGE STOCK PURCHASE AGREEMENT
                                 by and between
                                 MAAG HOLDING AG
                                    as Seller
                                       and
                               SINTER METALS, INC.
                                    as Buyer

                                TABLE OF CONTENTS

                                                                                                    Page
                                                                                                    ----


ARTICLE I                  DEFINITIONS.............................................................  -1-

ARTICLE II                 PURCHASE AND SALE OF SHARES AND OTHER SHARES............................  -7-

         2.1        Sale, Purchase, Transfer, Assignment and
                    Acceptance (schuldrechtliches und dingliches
                    Rechtsgeschaft)................................................................  -7-
         2.2        Profits........................................................................  -7-
         2.3        Consideration..................................................................  -7-
         2.4        Indemnity Escrow Account.......................................................  -7-

ARTICLE III                REPRESENTATIONS AND WARRANTIES
                           CONCERNING SELLER.......................................................  -9-

         3.1        Organization and Good Standing.................................................  -9-
         3.2        Authority of Seller............................................................  -9-
         3.3        No Conflict or Breach..........................................................  -9-
         3.4        Consents and Approvals......................................................... -10-
         3.5        Share Ownership................................................................ -10-
         3.6        Financial Advisors............................................................. -11-

ARTICLE IV                 REPRESENTATIONS AND WARRANTIES CONCERNING THE
                           COMPANY AND SUBSIDIARIES................................................ -11-

         4.1        Organization and Good Standing................................................. -11-
         4.2        Capitalization................................................................. -11-
         4.3        Subsidiaries................................................................... -12-
         4.4        No Conflict or Breach.......................................................... -13-
         4.5        Consents and Approvals......................................................... -14-
         4.6        Financial Statements........................................................... -14-
         4.7        Title to Assets................................................................ -15-
         4.8        Real Property.................................................................. -15-
         4.9        Contracts...................................................................... -16-
         4.10       Intellectual Property.......................................................... -17-
         4.11       Litigation..................................................................... -18-
         4.12       Taxes.......................................................................... -18-
         4.13       Environmental Protection....................................................... -18-
         4.14       Labor and Employment Matters................................................... -19-
         4.15       Employee Benefit Plans......................................................... -20-
         4.16       Absence of Certain Changes..................................................... -21-
         4.17       Insurance...................................................................... -22-
         4.18       Capital Projects............................................................... -22-
         4.19       Condition of Properties and Equipment.......................................... -23-
         4.20       No Undisclosed Liabilities..................................................... -23-
         4.21       Entirety of Business........................................................... -23-
         4.22       Compliance with Laws........................................................... -23-
         4.23       Completeness of Warranties..................................................... -23-
         4.24       Inventory...................................................................... -23-
         4.25       Receivables.................................................................... -24-
         4.26       Customers and Suppliers........................................................ -24-
         4.27       Indebtedness................................................................... -24-

ARTICLE V                  REPRESENTATIONS AND WARRANTIES OF BUYER............................................. -25-

         5.1        Organization and Good Standing............................................................. -25-
         5.2        Authority.................................................................................. -25-
         5.3        No Conflict or Breach...................................................................... -25-
         5.4        Consents and Approvals..................................................................... -25-
         5.5        [Intentionally Left Blank.................................................................. -26-
         5.6        Financial Advisors......................................................................... -26-
         5.7        Financing.................................................................................. -26-

ARTICLE VI                 COVENANTS OF SELLER................................................................. -26-

         6.1        Conduct of Business........................................................................ -26-
         6.2        Access and Information..................................................................... -28-
         6.3        No Solicitation............................................................................ -29-
         6.4        Confidentiality............................................................................ -29-
         6.5        Repayment of Indebtedness.................................................................. -29-
         6.6        Intentionally Left Blank................................................................... -30-
         6.7        Other Actions.............................................................................. -30-
         6.8        Intentionally Left Blank................................................................... -30-
         6.9        Working Capital............................................................................ -30-
         6.10       Director Resignations...................................................................... -30-
         6.11       Intellectual Property...................................................................... -30-
         6.12       Other Assistance........................................................................... -30-
         6.13       Consents................................................................................... -31-

ARTICLE VII                COVENANTS OF BUYER.................................................................. -31-

         7.1        Confidentiality............................................................................ -31-
         7.2        Disclosure to Seller....................................................................... -31-
         7.3        Management Notification.................................................................... -32-

ARTICLE VIII               MUTUAL COVENANTS.................................................................... -32-

         8.1        GWB Filings................................................................................ -32-
         8.2        Casualty or Loss........................................................................... -32-
         8.3        Further Actions............................................................................ -32-

ARTICLE IX                 CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS......................................... -33-

         9.1        Representations and Warranties............................................................. -33-
         9.2        Compliance with Covenants.................................................................. -33-
         9.3        Absence of Litigation...................................................................... -34-
         9.4        Antitrust Filings.......................................................................... -34-
         9.5        Required Consents.......................................................................... -34-
         9.6        No Injunction, etc......................................................................... -34-
         9.7        Acquisition of Other Shares................................................................ -35-
         9.8        Legal Opinion.............................................................................. -35-
         9.9        Financing.................................................................................. -35-
         9.10       Powder Metal Holding, Inc. Sale............................................................ -35-
         9.11       Intentionally Left Blank................................................................... -35-
         9.12       Indemnity Escrow Agreement................................................................. -35-
         9.13       Intentionally Left Blank................................................................... -35-
         9.14       Release or Termination of Liens............................................................ -35-
         9.15       Payment of Indebtedness.................................................................... -35-
         9.16       U.S. Real Property Holding Company......................................................... -36-
         9.17       Swiss Opinion.............................................................................. -36-

ARTICLE X                  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS........................................ -36-

         10.1       Representations and Warranties............................................................. -36-
         10.2       Compliance with Covenants.................................................................. -36-
         10.3       Absence of Litigation...................................................................... -36-
         10.4       Antitrust Filings.......................................................................... -37-
         10.5       No Injunction, Etc......................................................................... -37-
         10.6       Legal Opinion.............................................................................. -37-

ARTICLE XI                 CLOSING............................................................................. -37-

         11.1       Closing.................................................................................... -37-
         11.2       Deliveries by Seller....................................................................... -38-
         11.3       Deliveries by Buyer........................................................................ -39-

ARTICLE XII         INDEMNIFICATION............................................................................ -39-

         12.1       Indemnification by Seller.................................................................. -39-
         12.2       Indemnification by Buyer................................................................... -40-
         12.3       Notice of Claim............................................................................ -40-
         12.4       Defense.................................................................................... -41-
         12.5       Time for Claims (Verjahrung)............................................................... -41-
         12.6       Limitation................................................................................. -42-
         12.7       Characterization........................................................................... -42-
         12.8       Indemnity Amounts.......................................................................... -42-

ARTICLE XIII               TAX MATTERS......................................................................... -43-

         13.1       Straddle Periods........................................................................... -43-
         13.2       Carrybacks................................................................................. -43-

ARTICLE XIV                TERMINATION......................................................................... -43-

         14.1       Termination................................................................................ -43-
         14.2       Effect on Obligations...................................................................... -44-

ARTICLE XV                 EMPLOYEES........................................................................... -45-

ARTICLE XVI                MISCELLANEOUS....................................................................... -45-

         16.1       Access After the Closing Date.............................................................. -45-
         16.2       Payment of Expenses........................................................................ -45-
         16.3       Publicity.................................................................................. -46-
         16.4       Commercially Reasonable Efforts............................................................ -46-
         16.5       Notices.................................................................................... -46-
         16.6       Governing Law.............................................................................. -47-
         16.7       German Statutory Law....................................................................... -47-
         16.8       Counterparts............................................................................... -47-
         16.9       Assignment................................................................................. -47-
         16.10      Third Party Beneficiaries.................................................................. -48-
         16.11      Headings; References....................................................................... -48-
         16.12      Amendments; Waiver......................................................................... -48-
         16.13      Knowledge.................................................................................. -48-
         16.14      Severability............................................................................... -48-
         16.15      Entire Agreement........................................................................... -48-
         16.16      Arbitration; Submission to Jurisdiction.................................................... -49-
         16.17      Governing Language......................................................................... -50-

SCHEDULES

Schedule 1.1            -    Forecast of EBIT
Schedule 3.4            -    Consent and Approvals
Schedule 3.5            -    Share Ownership
Schedule 4.3(a)         -    Direct Subsidiaries
Schedule 4.3(b)         -    Indirect Subsidiaries
Schedule 4.3(c)         -    Subsidiary Shares
Schedule 4.3(d)         -    Other Participation
Schedule 4.4            -    No Conflict or Breach
Schedule 4.5            -    Consents and Approvals
Schedule 4.8(a)         -    Owned Real Property
Schedule 4.8(b)         -    Leased Real Property
Schedule 4.9(a)         -    Material Contracts with Automotive
                             Manufacturers
Schedule 4.9(b)         -    Material Employment Agreements
Schedule 4.9(c)         -    Material Purchase Orders with Suppliers
Schedule 4.9(d)         -    Material Equipment Maintenance Agreements
Schedule 4.9(e)         -    Material Other Agreements
Schedule 4.10           -    Intellectual Property
Schedule 4.11           -    Litigation
Schedule 4.12           -    Tax Matters
Schedule 4.13           -    Environmental Protection
Schedule 4.14           -    Collective Bargaining Agreement
Schedule 4.15(a)        -    Employee Benefit Plans
Schedule 4.15(g)        -    Severance Pay
Schedule 4.15(h)        -    Employee Benefit Plan Reserves
Schedule 4.16           -    Absence of Certain Changes
Schedule 4.18           -    Capital Projects
Schedule 4.19           -    Properties and Equipment
Schedule 4.20           -    Undisclosed Liabilities
Schedule 4.22           -    Compliance with Laws
Schedule 4.23           -    Materials Provided to the Buyer
Schedule 4.26           -    Customer  and Suppliers
Schedule 4.27           -    Indebtedness
Schedule 5.4            -    Consents and Approvals of Buyer
Schedule 5.7            -    Financing
Schedule 6.1(e)         -    Alterations of Material Contracts
Schedule 6.1(k)         -    Conduct of Business
Schedule 6.11           -    Use of Intellectual Property

                        KREBSOGE STOCK PURCHASE AGREEMENT

                  THIS STOCK PURCHASE AGREEMENT (together with all Schedules and Exhibits hereto, this "Agreement"), dated as of October 11, 1996, is entered into by and between MAAG HOLDING AG, a Swiss corporation (which, together with its successors and assigns, is herein referred to as the"Seller"), and SINTER METALS, INC., a Delaware corporation ("the Buyer").

                                    RECITALS:

                  WHEREAS, the Seller is the owner of shares representing an aggregate stated capital (Stammkapital) of DM 29,400,000 (all such shares hereinafter collectively being referred to as the "Shares") and SGL Carbon AG is the owner of one share representing an aggregate stated capital (Stammkapital) of DM 3,700,000 (all such shares hereinafter collectively being referred to as the "Other Shares"), in KREBSOGE SINTERHOLDING GMBH, a German limited liability company registered in the Commercial Register of the Local Court of Wipperfurth under the registration number HRB 1430 (the "Company"), with a total stated capital (Stammkapital) of DM 33,700,000;

                  WHEREAS, the Seller desires to sell, and the Buyer desires to buy from Seller, all of the Shares and all of the Other Shares on the terms and conditions set forth in this Agreement;

                  WHEREAS, simultaneously with its purchase of the Shares and the Other Shares hereunder, the Buyer intends to purchase shares in Powder Metal Holding, Inc., a Delaware corporation, pursuant to the Powder Metal Agreement, which has been executed and which shall close simultaneously with this Agreement;

                  WHEREAS, prior to the Closing, the Seller intends to purchase and obtain good title to all of the Other Shares from SGL Carbon AG;

                  WHEREAS, in connection with or relative to this Agreement, the Seller and Buyer have executed, delivered and performed certain Seller Ancillary Documents and Buyer Ancillary Documents, including, without limitation, the Side Agreement, dated as of September 26, 1996;

                  NOW, THEREFORE, the parties agree as follows:


                              ARTICLE I DEFINITIONS

                  As used in this Agreement, the following terms shall have the following meanings:

                  "AFFILIATE" -- Has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act by the United States

Securities and Exchange Commission, as in effect on the date hereof.


                  "Aggregate Consideration" defined in Section 2.3.

                  "ANNUALIZED EBITDA" -- (x) the quotient of (i) EBIT of the Company and the Subsidiaries, PLUS (ii) depreciation and amortization, PLUS
(iii) all other non-cash charges not in excess of DM 1 million in the aggregate for the period beginning on January 1, 1996 and ending on the last day of the month immediately preceding the month in which the Closing occurs divided by the number of months in such period multiplied by (y) 12.

                  "BALANCE SHEET DATE" -- June 30, 1996.

                  "BUYER ANCILLARY DOCUMENT" -- Each other document or agreement executed or to be executed by the Buyer in connection with or relating to this Agreement.

                  "BUYER'S COUNSEL" -- Jones, Day, Reavis & Pogue or such other counsel as is designated by the Buyer.

                  "CARTEL OFFICE" -- Defined in Section 8.1.

                  "CERCLA" -- The Comprehensive Environmental Response Compensation and Liability Act, as amended.

                  "CLOSING" -- Defined in Section 11.1.

                  "CLOSING DATE" -- Defined in Section 11.1.

                  "COMPANY" -- Krebsoge Sinterholding GmbH, a German limited liability company.

                  "COMPANY ACT" -- The German Act on Limited Liability Companies (Gesetz betreffend die Gesellschaften mit beschrankter Haftung), as amended.

                  "DELIVERED DOCUMENT" - All documents, lists and disclosures delivered on October 2, 1996 by Seller to Buyer and certified by Notary Dr. Pilger as true and correct copies.

                  "DEUTSCHMARK" or "DM" -- German Marks.

                  "DIRECT SUBSIDIARIES" -- Defined in Section 4.3.

                  "EBIT" -- Earnings of the Company and the Subsidiaries before interest and taxes as calculated in accordance with the principles of Swiss Accounting and Reporting Recommendations on the basis set forth in the Company's 1996 Forecast of EBIT set forth on Schedule 1.1 excluding, however, any non-recurring income or charges of whatever nature, all non-recurring expenses or reductions in reserves and all reversals of accruals.

                  "EBITDA SHORTFALL AMOUNT" -- (x) the amount, if any, by which Annualized EBITDA is less than DM 32.5 million, multiplied by (y) 6.28.

                  "EFFECTIVE TIME" -- Defined in Section 11.1.

                  "ENVIRONMENTAL LAWS" -- Any and all federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, as now or may at any time hereafter be in effect.

                  "EXCHANGE ACT" -- The Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the United States Securities and Exchange Commission promulgated from time to time thereunder.

                  "FINANCIAL STATEMENTS" -- Defined in Section 4.6.

                  "FINANCING" -- Defined in Section 5.7.

                  "GERMAN GAAP" -- Generally accepted accounting principles as in effect in the Federal Republic of Germany from time to time.

                  "GOVERNMENTAL AUTHORITY" -- Any nation or government, any province or other political subdivision thereof, and any entity or person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "GWB ACT" -- The German Act Against Restraints on Competition (Gesetz gegen Wettbewerbsbeschrankungen), as amended, and the rules and regulations promulgated thereunder.

                  "HAZARDOUS MATERIALS" -- Any hazardous or toxic substances, materials, pollutants or wastes, defined or regulated as such in or under any Environmental Law or that could reasonably result in liability under any Environmental Law, including crude oil petroleum and any fraction thereof.

                  "HSR ACT" -- The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

                  "INCOME TAX ACT"" -- The German Income Tax Act
(Einkommenssteuergesetz), as amended.

                  "INDEBTEDNESS" -- As to any Person, at any time, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (whether from public or private sources) (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person
                                       -3-
which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under capitalized leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) all liabilities secured by any lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (f) all guarantees of any Indebtedness or obligations referred to in clauses (a) through (e) above.

                  "INDEMNIFIED PARTY" -- Defined in Section 12.3.

                  "INDEMNITY AMOUNTS" -- Defined in Section 12.8.

                  "INDEMNITY ESCROW ACCOUNT" -- Defined in Section 2.4.

                  "INDEMNITY ESCROW AGREEMENT" -- Defined in Section 2.4.

                  "INDEMNITY FUND" -- Defined in Section 2.4.

                  "INDEMNITY FUND DATE" -- Defined in Section 2.4.

                  "INDEMNITY LETTER OF CREDIT" -- Defined in Section 2.4.

                  "INDEMNITY OBLIGOR" -- Defined in Section 12.3.

                  "INDIRECT SUBSIDIARY" -- Defined in Section 4.3.

                  "INTELLECTUAL PROPERTY" -- Defined in Section 4.10.

                  "LEASED REAL PROPERTY" -- The land, buildings and structures leased by the Company or any Subsidiary, as lessee, and listed in Schedule 4.8(b), including any additions thereto or substitutions therefor.

                  "LOAN AGREEMENTS" -- Defined in Section 9.14.

                  "LOSS" -- Defined in Section 12.1.

                  "MATERIAL ADVERSE EFFECT" -- A material adverse effect on or material adverse change in the business, operations, property, results of operations or financial condition of the Seller or the Company and the Subsidiaries, taken as a whole, or the Buyer, as the case may be, or on the ability of the Seller, the Company and the Subsidiaries or the Buyer, as the case may be, to consummate the transactions contemplated hereby.

                  "MATERIAL CONTRACTS" -- All contracts, commitments, agreements (including agreements for the borrowing of money or the extension of credit), leases, licenses, guarantees, understandings and obligations, whether written or oral, to which the Company or either of the Subsidiaries are party or by which any of them are bound except for (a) contracts with automotive manufacturers which may be canceled by the Company or either of the Subsidiaries without penalty on not more than sixty days' notice; (b) employment contracts providing for total annual compensation below DM 100,000 and miscellaneous service contracts terminable on not more than sixty days' notice without penalty; (c) purchase orders with suppliers involving payment by the Company or the Subsidiaries of amounts less than DM 375,000 in the aggregate; (d) equipment maintenance agreements involving payment by the Subsidiaries of amounts less than DM 375,000 per year in the aggregate; and (e) other contracts not involving other aggregate liabilities under all such contracts exceeding DM 375,000 in any twelve month period.

                  "NET INDEBTEDNESS" -- On the Closing Date, all Indebtedness of the Company and its Subsidiaries (excluding any accrued but unpaid interest thereon) less the Company's and the Subsidiaries' cash on hand and cash deposited in their respective bank accounts.

                  "NET INDEBTEDNESS ADJUSTMENT" -- The amount by which Net Indebtedness on the day immediately preceding the Closing Date (i) exceeds DM 117,000,000, in which case the amount of such excess shall be added to the Purchase Price pursuant to Section 2.3 or (ii) is less than DM 113,000,000, in which case the amount less than DM 113,000,000 shall be deducted from the Purchase Price as provided in Section 2.3.

                  "NON-WHOLLY OWNED SUBSIDIARIES" -- Defined in Section 4.3.

                  "OFFICER'S CERTIFICATE" -- Defined in Section 12.8.

                  "OTHER SHARES" -- Any one or more of the Shares of the Company owned by SGL Carbon AG in the aggregate amount of DM 3,700,000, which constitute 10.98% of the stated capital (Stammkapital) of the Company.

                  "OWNED REAL PROPERTY" -- The land, building and structures owned by the Company or any Subsidiary, including any additions thereto or substitutions therefor.

                  "PERSON" -- An individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                  "PLANS" -- (a) Employee benefit plans whether or not funded and whether or not terminated; (b) employment agreements; and (c) personnel policies or fringe benefit plans, policies, programs and arrangements, whether or not funded, and whether or not terminated, including, without limitation, stock bonus, deferred compensation, pension, severance, bonus, vacation, travel, incentive and health, disability and welfare.

                  "POWDER METAL AGREEMENT" -- Defined in Section 9.9.

                  "PURCHASE PRICE" -- Defined in Section 2.3.

                  "REAL PROPERTY LEASES" -- Defined in subsection 4.8(b).

                  "REPRESENTATIVES" -- Defined in Section 7.1.

                  "REQUIRED CONSENTS" -- Defined in Section 4.5.

                  "REQUIREMENTS OF LAW" -- As to any Person, the Articles of Association, (Gesellschaftsvertrag) Certificate of Incorporation, and By-laws or other organizational or governing documents of such Person, and any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, ordinance, law (statutory or otherwise), treaty, rule or regulation or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                  "SELLER" -- MAAG Holding AG, a Swiss corporation, together with its successors and assigns.

                  "SELLER ANCILLARY DOCUMENT" -- Each other document or agreement executed or to be executed by the Seller, the Company or the Subsidiaries, as the case may be, in connection with or relating to this Agreement.

                  "SELLER'S COUNSEL" -- Cadwalader, Wickersham & Taft, or such other counsel as is designated by Seller.

                  "SHARES" -- Any one or more of the shares of the Company owned by the Seller in the aggregate amount of DM 29,400,000, which constitute 87.24% of the stated capital (Stammkapital) of the Company.

                  "STOCK CORPORATION ACT" -- The German Act on Stock Corporations (Aktiengesetz), as amended.

                  "SUBSIDIARIES" -- Defined in Section 4.3.

                  "SUBSIDIARY SHARES" -- Defined in Section 4.3.

                  "SURVIVAL DATE" -- Defined in Section 12.5.

                  "TAX OR TAXES" -- Any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

                  "TAX RETURN OR TAX RETURNS" -- Any report, return declaration or other information, or any amendment thereof, required to be filed or supplied in connection with any Tax.

                ARTICLE II PURCHASE AND SALE OF SHARES AND OTHER
                                     SHARES

                  2.1 SALE, PURCHASE, TRANSFER, ASSIGNMENT AND ACCEPTANCE (SCHULDRECHTLICHES UND DINGLICHES RECHTSGESCHAFT). Under the conditions precedent (aufschiebende Bedingungen) contained in Articles IX and X of this Agreement, the Seller hereby agrees to sell, and to transfer and assign ownership to the Buyer, and the Buyer hereby agrees to buy, and to accept transfer and assignment of ownership from the Seller in respect to, all, and not less than all, of the Shares and the Other Shares, free and clear of all claims, liens, security interests, charges, community property interests, equitable interests, options, pledges, rights of first refusal or restrictions or encumbrances of any kind, including any restrictions on use, transfer, voting, receipt of income or other attribute of ownership, other than those created by the Buyer. The transfer and assignment of ownership (dingliche Wirkung) of the Shares and the Other Shares by the Seller to the Buyer, and the acceptance by the Buyer of such transfer and assignment of ownership (dingliches Rechtsgeschaft), shall occur on the Closing Date as more closely described in Sections 11.2 and 11.3.

                  2.2 PROFITS. Upon the effectiveness of the transactions contemplated in this Agreement, the Buyer and any remaining shareholder shall be entitled to the profits of the Company and the Subsidiaries in the current fiscal year and in any previous fiscal year, if such previous profits have not been distributed to the shareholders of the Company and the Subsidiaries.

                  2.3 CONSIDERATION. The purchase price (the "Purchase Price") to be paid for the Shares and the Other Shares shall be an amount equal to (a)
(i) $150,000,000 (the "Aggregate Consideration") minus (ii) the sum of (x) the principal amount of all Indebtedness of the Company and the Subsidiaries (whether assumed by the Buyer or paid on behalf of the Seller) and (y) the EBITDA Shortfall Amount, if any, and (iii) plus or minus, as appropriate, the Net Indebtedness Adjustment, if any, as appropriate multiplied by (b) a fraction, the numerator of which shall be the aggregate stated capital (Stammkapital) of the Shares and the Other Shares sold to the Buyer on the Closing Date and the denominator of which shall be the aggregate stated capital (Stammkapital) of all the shares of the Company on a fully-diluted basis. The Purchase Price shall be paid to Seller by wire transfer of immediately available funds at the Closing.

                  2.4 INDEMNITY ESCROW ACCOUNT. (a) At the Closing, the Buyer shall deposit DM 15,000,000 (which may be in the form of an irrevocable, direct pay letter of credit or similar bank guarantee (the "Indemnity Letter of Credit") (in either case acceptable to the Buyer) from a financial institution acceptable to the Buyer issued to the Escrow Agent on behalf of the Seller) into an escrow account with an escrow agent mutually acceptable to the Buyer and the Seller (the "Indemnity Escrow Account"). Such amount or instrument shall be held in and paid out of the Indemnity Escrow Account in accordance with the terms hereof and the terms of an Indemnity Escrow Agreement to be entered into among the Buyer, the Seller and the escrow agent (the "Escrow Agent"), in form and substance mutually agreeable among such parties (the "Indemnity Escrow Agreement").

                  (b) Pursuant to the terms hereof and of the Indemnity Escrow Agreement, funds held in the Indemnity Escrow Account or drawn under the Indemnity Letter of Credit shall be applied by the Escrow Agent to make cash payments to the Buyer equal to the Indemnity Amounts. The "Indemnity Amounts" shall be those amounts which are due to the Buyer as indemnification pursuant to the provisions of Section 12.1 hereof. The Escrow Agent shall promptly pay the Indemnity Amounts out of the Indemnity Escrow Account to the Buyer in accordance with Section 12.1 hereof and the Indemnity Escrow Agreement. The aggregate Indemnity Amounts payable pursuant to Section 12.1 hereof may exceed the amount of cash deposited by the Buyer on behalf of the Seller in the Indemnity Escrow Account or the face amount of the Indemnity Letter of Credit deposited therein, as the case may be.

                  (c) If the Seller deposited cash in the Indemnity Escrow Account at the Closing, the Escrow Agent shall pay promptly to the Seller in immediately available funds (i) on the sixth-month anniversary of the Closing Date, one-half of the aggregate amount remaining in the Indemnity Escrow Account on such date and not subject to any claim for Indemnity Amounts, and (ii) on the Survival Date, the aggregate amount remaining in the Indemnity Escrow Account on such date and not subject to any claim for Indemnity Amounts. If the Seller deposited the Indemnity Letter of Credit in the Indemnity Escrow Account at the Closing, the face amount of the Indemnity Letter of Credit shall be reduced in a corresponding manner pursuant to the terms of the Indemnity Escrow Agreement.

                  (d) In the event claims to Indemnity Amounts shall have been made on or prior to the Survival Date pursuant to Section 12.1, and such claims shall not be resolved or paid as of such date, an amount (the "Indemnity Fund") equal to such unresolved or unpaid claims (or an Indemnity Letter of Credit with a face value equal to such amount) shall be held by the Escrow Agent in escrow, and not distributed, until following the date of resolution or payment to the Buyer of such claims, together with interest thereon (the "Indemnity Fund Date"). Promptly after the Indemnity Fund Date, the Escrow Agent shall pay promptly to the Seller in immediately available funds the aggregate amount remaining in the Indemnity Fund or return the Indemnity Letter of Credit.

                  (e) The Escrow Agent shall retain in the Indemnity Escrow Account all income earned by the Indemnity Escrow Account pursuant to the Indemnity Escrow Agreement.

                  (f) The Escrow Agent shall pay out of the Indemnity Escrow Account all fees and expenses associated with the Indemnity Escrow Account, as provided in the Indemnity Escrow Agreement, including, without limitation, its own reasonable fees and expenses.




                   ARTICLE III REPRESENTATIONS AND WARRANTIES
                                CONCERNING SELLER

                  The Seller represents and warrants to the Buyer in the form of an independent guarantee (selbstandiges Garantieversprechen) as follows:

                  3.1 ORGANIZATION AND GOOD STANDING. The Seller is a stock corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite power and authority to own, operate and lease its properties and assets and to conduct its business as presently conducted. A True, complete and correct copy of the Excerpt from the Commercial Registry in respect of the Seller, as amended to date, has been furnished to the Buyer. No bankruptcy or conciliation proceedings have been initiated in respect to the Seller.

                  3.2 AUTHORITY OF SELLER. The Seller has all requisite power and authority to execute and deliver this Agreement and any Seller Ancillary Document, and to perform the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and any Seller Ancillary Document in connection herewith have been duly and validly authorized by all necessary corporate and shareholder action on the part of the Seller and no further such action is required on the part of the Seller or its shareholders. This Agreement has been, and each of the Seller Ancillary Documents will be, on or prior to the Closing Date, duly executed and delivered by the Seller and each constitutes or will constitute a valid and binding obligation of the Seller, enforceable in accordance with its respective terms, except that enforceability hereof or thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

                  3.3 NO CONFLICT OR BREACH. The execution, delivery and performance of this Agreement and each of the Seller Ancillary
Documents do not and will not:

                  (a) conflict with or constitute a violation of the Articles of Association (Statuten), any other constituent documents and the excerpt from the Commercial Registry of the Seller;

                  (b) assuming compliance with the requirements of the GWB Act (and HSR Act, if required), conflict with or constitute a violation of any law, statute, judgment, order, decree or regulation of any legislative body, court, administrative agency, Governmental Authority or arbitrator applicable to or relating to the Seller or its properties or assets; or

                  (c) conflict with, violate or result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, any mortgage, note, indenture, deed of trust, lease, loan agreement or other agreement or instrument applicable to the Seller or its properties or assets, or any subsidy or incentive provided to the Seller by any federal, state, provincial, or local judicial authority or Governmental Authority or administrative agency, except for conflicts, violations, breaches or defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                  3.4 CONSENTS AND APPROVALS. Except as set forth on Schedule 3.4, no (a) consent, approval, authorization, registration or filing with any federal, state or local judicial or Governmental Authority or administrative agency (including the German Federal Agency for Reunification-Related Extraordinary Tasks (Bundesanstalt fur vereinigungsbedingte Sonderaufgaben)), other than as required under the GWB Act (and, if required, the HSR Act), or (b) consent, approval, authorization of or notice to any other third party, is required in connection with the valid execution, delivery and performance by the Seller of this Agreement or any of the Seller Ancillary Documents or the consummation by the Seller of the transactions contemplated herein or therein.

                  3.5 SHARE OWNERSHIP. The Seller is the owner, beneficially and of record, of all of the Shares and, on the Closing Date, the Other Shares. At the Closing, the Seller will deliver or cause to be delivered to the Buyer full right, title and interest in and to the Shares and the Other Shares, free and clear of all liens, security interests, charges, community property interests, equitable interests, options, pledges, rights of first refusal or encumbrances of any kind, including any restrictions on use, transfer, voting, receipt of income or other attribute of ownership. Except as set forth on Schedule 3.5, the Seller is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any of the capital stock of the Company, including the Shares and the Other Shares (other than as set forth in this Agreement). The Shares and the Other Shares, taken together, do not constitute all or substantially all of the assets of the Seller for purposes of Article 181 of the Swiss Code of Obligations (Obligationenrecht) dated March 30, 1911, as amended. On the

Closing Date, the only holder of the Shares, Other Shares or any other stated capital (Stammkapital) of the Company other than the Seller is Dr. Lothar Albano-Muller. Schedule 3.5 contains a complete and correct description of the development of the stated capital (Stammkapital) and the changes in shareholders of the Company since its incorporation, including a list of all notarial documents providing for the incorporation, for the increase or decrease of the stated capital, and for the transfer of shares in the Company. The Shares constitute all of the shares of the stated capital of the Company which are owned by the Seller.

                  3.6 FINANCIAL ADVISORS. Except for Europeans Investors Corporate Finance, Inc. and Botts & Company Limited, for whose fees the Seller shall be solely responsible, the Seller has not retained any finder, broker, agent or other intermediary to act for it or on its behalf in connection with the negotiation or consummation of this Agreement, and no party has made any claim for any brokerage commission, finder's fee or similar payment due from the Seller. None of the Company or any of the Subsidiaries nor any of their respective managing directors (Geschaftsfuhrer), officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders' fees or investment banking fees in connection with the transactions contemplated hereby.


                    ARTICLE IV REPRESENTATIONS AND WARRANTIES
                     CONCERNING THE COMPANY AND SUBSIDIARIES

                  The Seller represents and warrants to the Buyer in the form of an independent guarantee (selbstandiges Garantieversprechen) as follows:

                  4.1 ORGANIZATION AND GOOD STANDING. The Company and each Subsidiary are each companies duly organized and validly existing under the laws of its jurisdiction of organization. The Company, each Subsidiary and each Non-Wholly Owned Subsidiary have all requisite corporate power and authority and governmental authorizations to own, operate and lease its properties and assets and to carry on its respective business as presently conducted. The Company, each Subsidiary and each Non-Wholly Owned Subsidiary have all corporate power and authority to consummate the transactions contemplated by this Agreement and any Seller Ancillary Document. Complete and correct copies of each of the Subsidiaries' constituent documents and governing instruments, each as amended to date, have been furnished to the Buyer. There are no shareholder resolutions in existence which amend the Articles of Association (Gesellschaftsvertrag) of the Company or any Subsidiary and which have not been registered in the Commercial Register or, if required under applicable law, any similar register. No bankruptcy or conciliation proceedings have been initiated in respect to the Company, any Subsidiary or Non- Wholly Owned Subsidiary.

                  4.2 CAPITALIZATION. The authorized stated capital (Stammkapital) of the Company consists of: (i) shares owned by the Seller in the aggregate nominal amount of DM 29,400,000, (ii) one share in the nominal amount of DM 3,700,000, and (iii) one share in the nominal amount of DM 600,000. The Shares and the Other Shares have been validly issued and are fully paid and nonassessable. The shareholders of the Company and of any Subsidiary are not required to make additional capital contributions (keine Nachschu(beta)pflicht). None of the capital contributions of any shareholder of the Company or the Subsidiary have been paid back to any shareholder. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments or rights of any kind to which the Company or the Seller is a party or which are binding upon the Company providing for the issuance, disposition or acquisition or voting of any of the stated capital (Stammkapital) or other equity or similar interest of the Company (other than this Agreement), or giving rise to any rights in connection with the disposition, acquisition or voting of any of the Shares or the Other Shares. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of any stated capital (Stammkapital) of the Company. Except as set forth on Schedule 3.5, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its stated capital (Stammkapital). The shareholders of the Company have not resolved to increase the stated capital (Stammkapital) of the Company.

                  4.3      SUBSIDIARIES.

                   (a) DIRECT SUBSIDIARIES. The Company is the owner, beneficially and of record, of all of the shares of the companies listed in Schedule 4.3(a) hereto and, except as contained in Delivered Document 4.5, free and clear of all liens, security interests, charges, community property interests, equitable interests, options, pledges, rights of first refusal or restrictions or encumbrances of any kind, including any restrictions on use, transfer, voting, receipt of income or other attribute of ownership (other than liens that will be released at Closing and liens related to Indebtedness assumed by the Buyer). (Such companies are referred to herein as the "Direct Subsidiaries"). The authorized stated capital (Stammkapital) of each of the Direct Subsidiaries is as shown in Schedule 4.3(a).

                  (b) INDIRECT SUBSIDIARIES. The Direct Subsidiaries listed in
         Schedule 4.3 (a) are the owners, beneficially and of record, of shares of the companies listed in Schedule 4.3(b), free and clear of all liens, security interests, charges, community property interests, equitable interests, options, pledges, rights of first refusal or restrictions or encumbrances of any kind, including any restrictions on use, transfer, voting, receipt of income or other attribute of ownership (other than liens that will be released at Closing and liens related to Indebtedness assumed by the Buyer). (Such companies other than Krebsoge Excel (Filters) PVT, Ltd., Krebsoge Feida Danyang Filters and Sintered Metal Components (Pty.) Ltd. are referred to herein as the "Indirect Subsidiaries," Krebsoge Excel (Filters) PVT, Ltd., Krebsoge Feida Danyang Filters and Sintered Metal Components (Pty). Ltd. are referred to herein as the "Non-Wholly Owned Subsidiaries" and the Indirect Subsidiaries and the Direct Subsidiaries are referred to herein as the "Subsidiaries". The shares in the Subsidiaries and the shares in the Non-Wholly Owned Subsidiaries are collectively referred to herein as the "Subsidiary Shares"). The authorized stated capital (Stammkapital) of each of the Indirect Subsidiaries and Non-Wholly Owned Subsidiaries is as shown in
          Schedule 4.3(b).

               (c) SUBSIDIARY SHARES. All of the Subsidiary Shares have been validly issued and are fully paid and nonassessable. Except as set forth on Schedule 4.3(c) and contained in Delivered Document 4.3(c), there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements, commitments or rights of any kind to which any Subsidiary or Non-Wholly Owned Subsidiary or the Seller or the Company is a party or which are binding upon any Subsidiary or Non-Wholly Owned Subsidiary providing for the issuance, disposition, acquisition or voting of any of its stated capital (Stammkapital), or giving rise to any rights in connection with the disposition, acquisition or voting of any of the Subsidiary Shares. Except as set forth on
          Schedule 4.3(c), there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the stated capital (Stammkapital) of any Subsidiary or Non-Wholly Owned Subsidiary. No Subsidiary or Non-Wholly Owned Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its stated capital (Stammkapital).

               (d) OTHER PARTICIPATIONS. The Subsidiaries and Non- Wholly Owned Subsidiaries are the only entities in which the Company owns, directly or indirectly, any stated capital (Stammkapital), share capital or other equity interest other than equity interests held for investment in the ordinary course of business. Except as disclosed on Schedule
          4.3 (d), the Company is not a member in any partnership (Personengesellschaft), including silent partnerships, cooperatives (Genossenschaften) or joint ventures. Except as disclosed on Schedule
          4.3 (d), there are no enterprise contracts (Unternehmensvertrage) as defined in Sections 291 and 292 of the Stock Corporation Act, to which the Company or any Subsidiary or Non-Wholly Owned Subsidiary is a party.

                  4.4 NO CONFLICT OR BREACH. Except as set forth on Schedule 4.4 or contained in Delivered Document 4.4, the execution, delivery and performance of this Agreement or the Seller Ancillary

Documents by the Seller or the performance of this Agreement by the Company does not and will not:

               (a) conflict with or constitute a violation of the Articles of Association (Gesellschaftsvertrag) or other governing instrument of the Company or any Subsidiary;

               (b) assuming compliance with the requirements of the GWB Act (and, if required, the HSR Act), conflict with or constitute a violation of any Requirement of Law applicable to or relating to the Company or any Subsidiary in any manner that would have a Material Adverse Effect; or

               (c) conflict with, constitute a default under, result in a breach or acceleration of or, give to others any interest or rights under or require notice to or the consent of any third party under any contract, agreement, commitment, mortgage, note, license or other instrument or obligation applicable to the Company or any Subsidiary or their respective properties or assets, or any subsidy or incentive provided to the Company or any Subsidiary by any federal, state, provincial or local judicial or Governmental Authority or administrative agency.

                  4.5 CONSENTS AND APPROVALS. Schedule 4.5 describes each of the following which is required on the part of the Company or the Subsidiaries in connection with the execution and delivery by the Seller of this Agreement or any Seller Ancillary Document or the consummation by the Seller or the Company or any Subsidiary, of the transactions contemplated herein or therein: (a) each consent, approval, authorization, registration, permit, notice or filing with any federal, state or local judicial or Governmental Authority or administrative agency, other than as required under the GWB Act (and, if required, the HSR Act) and (b) each consent, approval, authorization of or notice to any other third party as contained in Delivered Document 4.5, except with respect to clause (a) or (b) above, such consents, approvals, authorizations and notices as the failure to obtain or give would not have a Material Adverse Effect. The consents described on Schedule 4.5 shall be referred to collectively herein as the "Required Consents."

                  4.6 FINANCIAL STATEMENTS. The Buyer has received copies of (a) the audited consolidated financial statements of the Company and its Subsidiaries for the fiscal years ended December 31, 1994 and December 31, 1995 and (b) unaudited interim consolidated financial statements of the Company and its Subsidiaries, for the period ended on the Balance Sheet Date. The financial statements referred to in the previous sentence are sometimes referred to as the "Financial Statements." The Financial Statements have been prepared in accordance with German GAAP (Grundsaetze ordnungsgemaesser Buchfuehrung und Bilanzierung), consistently applied, from books and records which are maintained in accordance with the controls and procedures of the Company and its Subsidiaries with the exceptions that such interim statements do not contain the disclosures required by German GAAP in notes accompanying financial statements, and are subject to normal year-end adjustments. The Financial Statements fully reflect reserves for commitments under any Plan of the Company or its Subsidiaries, including pension commitments vested prior to December 31, 1986 to the extent required under German or other applicable law. In respect to Financial Statements for which the applicable statute of limitations has not expired, the Company and the Subsidiaries have not obtained improper benefits from transactions which were concluded with the Seller, with Affiliates, or with third parties for the benefit of the Seller or Affiliates. A benefit shall for example be deemed improper if the Company or the Subsidiaries have made or received shipments, or have provided or received services, for which prices other than market rate prices were charged for the benefit of the Company or any Subsidiary. Except as noted the Financial Statements fairly present the financial condition and results of operation of the Company and each of the Subsidiaries, taken as a whole, as of the dates and for the periods indicated.

                  4.7 TITLE TO ASSETS. The Company and each Subsidiary has good and marketable title to all of its Owned Real Property. Set forth on Schedule 4.8(a) is a list of all Owned Real Property having a value in excess of DM 75,000. The Company has good title to all tangible personal property owned by the Company or such Subsidiary and used in the operations of the businesses of the Company and each Subsidiary ("Tangible Personal Property") and to any and all tangible personal properties necessary to the operation of the business of each. Seller has heretofore delivered to Buyer a true and accurate list, dated September 28, 1996, of all Tangible Personal Property owned by the Company or a Subsidiary having a value in excess of DM 75,000. All such Owned Real Property and Tangible Personal Property are owned by the Company free and clear of all liens, charges, equitable interests, options, rights of first refusal, encumbrances, claims, security interests, mortgages or pledges of any nature, other than:

                  (a)      liens arising as a consequence of any
         Indebtedness;

                  (b) easements that could not be reasonably expected to materially adversely affect the full use and enjoyment of the Owned Real Property or the purposes for which it is currently used and/or materially detract from its value;

                  (c) imperfections of title and encumbrances, if any, which, in the aggregate, are not material to any of the Company or the Subsidiaries, do not materially detract from the marketability or value of the properties subject thereto, and could not be reasonably expected to materially impair the operations of the owner thereof; and

                  (d)      liens for taxes not yet due and payable.

                  4.8      REAL PROPERTY.

               (a) OWNED. Schedule 4.8(a) contains a description of all Owned Real Property having a value in excess of DM 75,000. True, correct and complete copies of (i) certified land register excerpts and surveys of the Owned Real Property and (ii) all documents evidencing any liens, charges, equitable interests, options, rights of first refusal, encumbrances, claims, security interests, mortgages or pledges of any nature upon the Owned Real Property are contained in Delivered Document 4.8(a). None of the liens, charges, equitable interests, options, rights of first refusal, encumbrances, claims, security interests, mortgages or pledges of any nature upon the Owned Real Property secure obligations other than those of the Company or the Subsidiaries. There are no liens, charges, equitable interests, options, rights of first refusal, encumbrances, claims, security interests, mortgages or pledges of any nature upon the Owned Real Property which are not registered in the applicable land register. None of the Seller or the Company or the Subsidiaries has received any notice of any appropriation, condemnation or like proceeding, or of any violation of any applicable zoning law, regulation or other law, order, regulation or requirement relating to or affecting any Owned Real Property. To the best knowledge of the Seller, there are no material physical, structural or mechanical defects in any material improvements on any of the Owned Real Property.

               (b) LEASED. Schedule 4.8(b) and Delivered Document 4.8(b) contains a description of all Real Property Leases to which the Company or any Subsidiary is a party (the "Real Property Leases"). Each of the Real Property Leases is valid, binding and enforceable in accordance with its terms (except that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) and is in full force and effect and there have been no defaults thereunder. None of the Seller or the Company or the Subsidiaries have received any notice of any appropriation, condemnation or like proceeding, or of any violation of any applicable zoning law, regulation or other law, order, regulation or requirement relating to or affecting any Leased Real Property. To the best knowledge of the Seller, there are no material physical, structural or mechanical defects in any material improvements on any of Leased Real Property. Except as disclosed on Schedule 4.8(b), the sale of the Shares and/or the Other Shares will not, with respect to any such Real Property Lease, (i) permit the landlord to accelerate the rent or cause any material lease terms to be renegotiated, (ii) constitute a material default thereunder, or (iii) except for the Required Consents, require the consent of the landlord or any third party.

                  4.9 CONTRACTS. Schedules 4.9 (a)-(e) list all Material Contracts. Copies of Material Contracts listed in Schedule 4.9 (e) are contained in Delivered Document 4.9 (e). Each of the Material Contracts is valid, binding and enforceable against the Company or the Subsidiary party thereto in accordance with its terms (except that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) and is in full force and effect and there have been no breaches or defaults thereunder. Except as disclosed on
Schedule 4.9, none of the sale of the Shares, the sale of the Other Shares, the execution, delivery or performance of this Agreement or any Seller Ancillary Document or the consummation of the transactions contemplated herein or therein will, with respect to any Material Contract, (i) constitute a default thereunder, (ii) require notice to or the consent of any person or party, except for the Required Consents, or (iii) affect the continuation, validity and effectiveness thereof or the terms thereof, except for such defaults, consents and effects as do not and will not in the aggregate have a Material Adverse Effect.

                  4.10 INTELLECTUAL PROPERTY. All of the following which is owned by, issued to or licensed to either the Company or a Subsidiary is "Intellectual Property": patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, revision, extension or reexamination thereof; trademarks, service marks, trade dress, logos, trade names and corporate names together with all goodwill associated therewith, and all translations, adaptations, derivations and combinations of the foregoing; copyrights and copyrightable works; and all registrations, applications and renewals for any of the foregoing; trade secrets and confidential information (including, without limitation, formulae, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, and customer and supplier lists and related information); computer software (including, without limitation, data and related documentation); other proprietary rights; and all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including the items claimed by employees of the Company or the Subsidiaries and including, and all rights associated therewith.

               (a) Schedule 4.10 sets forth a complete and correct list of all:
          (i) patented or registered Intellectual Property or for which applications or other applications for such registrations are pending;
          (ii) all trade names and unregistered trademarks and service marks owned or used by the

          Company or a Subsidiary; and (iii) all licenses or similar agreements or arrangements for the Intellectual Property to which the Company or a Subsidiary is a party, either as licensee or licensor (including any intracompany licensing arrangements) other than, in each case, Intellectual Property that is not material to the Company or any Subsidiary. None of the Non-Wholly Owned Subsidiaries owns or licenses Intellectual Property which is material to the business of any Non-Wholly Owned Subsidiary.

               (b) Except as set forth in Schedule 4.10: (i) either the Company or a Subsidiary owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, the Intellectual Property free and clear of all liens, licenses, security interests, encumbrances and other restrictions; (ii) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property has been made, is currently outstanding or is threatened, and there are no grounds for the same;
          (iii) neither the Company nor any Subsidiary has received any notices of, and is not aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to the Intellectual Property (including, without limitation, any demand or request that the Company or a Subsidiary license any rights from a third party); and (iv) to the best knowledge of the Company, neither the Company nor any Subsidiary has infringed, misappropriated or otherwise conflicted with any intellectual property rights or other rights of any third parties other than, in the case of clauses (ii), (iii) and (iv), those claims, infringements, misappropriations and conflicts which could not reasonably be expected to have a Material Adverse Effect.

                  4.11 LITIGATION. Except as set forth in Schedule 4.11, (i) there are no claims, actions, suits, inquiries, hearings or investigations pending or, to the best knowledge of Seller, threatened against the Company, or any Subsidiary, (ii) to the best knowledge of Seller, there are no claims, suits, inquiries, hearings or investigations pending or threatened against any Non-Wholly Owned Subsidiary, except those which could not reasonably be expected to have a Material Adverse Effect on any such Non-Wholly Owned Subsidiary or (iii) which seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or any of the Seller Ancillary Documents.

                  4.12     TAXES.

               (a) The Company and each Subsidiary has paid and discharged, or has reserved on the Financial Statements or its books and records, all Taxes required to be paid and currently due as of the Closing Date in respect of the business and operations of the Company and the Subsidiaries and the Company and each Subsidiary has filed all Tax Returns required in connection therewith to be filed. Neither the Company nor any Subsidiary has executed or filed with the German tax authorities or any other taxing authority, domestic or foreign, any extension or agreement extending the period for the assessment or collection of any Taxes, except for permitted statutory extensions. Neither the Company nor any Subsidiary is a party to any pending action or proceeding and neither the Company nor any Subsidiary has received written notice of any audit or review of any Tax Return or report of the Company or any Subsidiary which would result in the imposition of any Tax upon the Company or any Subsidiary. In respect to Taxes for which the applicable statute of limitations has not expired, there have not been any concealed dividend distributions (verdeckte Gewinnausschuttungen) by the Company or any of the Subsidiaries to any of its respective shareholders.

               (b) Schedule 4.12(b) sets forth the taxable years of Company and each Subsidiary as to which the respective statutes of limitations with respect to Taxes have not expired.

                  4.13     ENVIRONMENTAL PROTECTION.

               (a) Except as set forth on Schedule 4.13, neither of the Company nor any of the Subsidiaries has received any notice of violation, alleged violation, noncompliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws. To the Seller's knowledge, neither the Company nor any of the Subsidiaries is subject to any ongoing investigation relating to or arising out of any environmental matter.

               (b) Except as set forth on Schedule 4.13, to the knowledge of the Seller, neither the Company nor any Subsidiary has transported or arranged for the transport of any Hazardous Materials (i) to any site or location listed or proposed to be listed on the National Priorities List as of September 1, 1996 or any other similar state list; or (ii) to a location which could reasonably be expected to give rise to liability under Environmental Laws.

               (c) Except as set forth on Schedule 4.13, there is no condition relative to the Company, or either of the Subsidiaries or their respective operations or owned or used properties, including, but not limited to, any contractual relationship, that could reasonably be expected to result in any material violation of, or liability under, applicable Environmental Laws or Environmental Permits (as defined below) or, to the knowledge of the Seller, the Company or any of the Subsidiaries, could interfere with continued material compliance with applicable Environmental Laws in the future.

               (d) Each of the Company and the Subsidiaries has obtained, or has filed, all required applications for, all permits, licenses, registrations, consents and other authorizations required under any Environmental Law through the date hereof with respect to the operation of the Company and the Subsidiaries ("Environmental Permits"), except where the failure to have such permits or to file such applications does not have a Material Adverse Effect, and all such Environmental Permits are, and have continuously been, in full force and effect.

               (e) Except as set forth on Schedule 4.13, to the knowledge of the Seller, no above or below ground storage tanks have ever been used for the storage of Hazardous Materials on or at (i) the Owned Real Property; (ii) the Leased Real Property; or (iii) any previously owned or leased real property of the Company or the Subsidiaries.

               (f) Except as set forth on Schedule 4.13, to the knowledge of the Seller, there has never been a release (as defined in CERCLA) of Hazardous Materials at, on, under or from any of the Owned Real Property or Leased Real Property, or any previously owned or leased real property of the Company or the Subsidiaries.

                  4.14 LABOR AND EMPLOYMENT MATTERS. With respect to employment matters:

               (a) On the Closing Date the Company and the Subsidiaries will employ no more than 1,500 employees. After the execution of this Agreement, the amendment or termination by the Company or any Subsidiary of existing employment agreements with any of their respective managing directors (Geschaftsfuhrer), officers, directors or employees will require the express written approval of the Buyer except in the ordinary course of business consistent with past practice.

               (b) Except as disclosed on Schedule 4.14, no collective bargaining agreements apply to the Company or any Subsidiary. Copies of all voluntary shops agreements (Betriebsvereinbarungen) are contained in Delivered Document 4.14.

               (c) There is no labor strike, dispute, slowdown, stoppage or similar labor difficulty pending or threatened against or affecting the Company or any of the Subsidiaries.

               (d) There is no unfair labor practice charge or other complaint pending or, to the best knowledge of the Seller, threatened against or otherwise affecting the Company or any Subsidiary.

               (e) The Company and Subsidiaries are in compliance with their obligations pursuant to all notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise, respecting their employees.

                  4.15 EMPLOYEE BENEFIT PLANS. Schedule 4.15(a) contains a list of, and Delivered Document 4.15 contains copies of, all Plans contributed to, maintained or sponsored by the Company or the Subsidiaries to which any of them are obligated to contribute, or with respect to which any of them has any liability or potential liability.

               (a) Except as disclosed in Schedule 4.15(a), neither the Company nor any of the Subsidiaries contributes to, has any obligation to contribute to or otherwise has any liability or potential liability with respect to any voluntary Plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or current or former employees, their spouses or dependents.

               (b) Each Plan of the Company and the Subsidiaries has been maintained, operated, and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable laws.

               (c) Seller has previously delivered to Buyer true, complete and correct copies of each of the Plans set forth on Schedule 4.15(a), including all amendments thereto, and any other documents, forms, or other instruments relating thereto reasonably requested by Buyer's counsel.

               (d) Except for routine claims for benefits, there is no pending or threatened assessment, complaint, proceeding, audit, or investigation of any kind in any court or Governmental Authority with respect to any Plan of the Company and the Subsidiaries, nor to the Seller's knowledge is there any basis for one.

               (e) With respect to any insurance policy providing funding for benefits under any Plan, (i) there is no liability of the Company or the Subsidiaries in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy were terminated on the date hereof, and (ii) no insurance company issuing such policy is in receivership, conservatorship, liquidation, or similar proceeding and, to the best of the Seller's knowledge, no such proceedings with respect to any insurer are imminent.

               (f) The Company and the Subsidiaries have reserved all rights necessary to amend or terminate each of the Plans of the Company and the Subsidiaries without the consent of any other Person, except (i) to the extent such rights are limited by any applicable collective bargaining agreement or law, and (ii) with respect to claims under any such Plan that are accrued but unpaid as of the date of such amendment or termination. Neither the Company nor the Subsidiaries has agreed or committed to make any amendments to any of the Plans of the Company and the Subsidiaries.

               (g) Except as disclosed in Schedule 4.15(g), neither the Company nor any Subsidiary maintains any plans or programs or is a party to any agreement that could result in the payment of severance pay or similar compensation prior to the Closing, at the time of the Closing or during the one-year period commencing on the Closing Date. Aggregate payments under any such plan, program, or arrangement during the one-year period commencing on the Closing Date will not exceed DM 150,000.

               (h) In the Financial Statements, the Company and the Subsidiaries have included adequate reserves for existing obligations under any Plan on the basis of actuarial opinions (versicherungsmathematische Gutachten) in accordance with Section 6a of the Income Tax Act. Except as disclosed on Schedule 4.15(h), the Company and the Subsidiaries do not have obligations under any Plan for which reserves have not been included in the Financial Statements.

                  4.16 ABSENCE OF CERTAIN CHANGES. Except as described in
Schedule 4.16, since the Balance Sheet Date, the operations of the Company and the Subsidiaries have been conducted only in the ordinary course and in a manner consistent with past practice, and the Company and the Subsidiaries have not:

               (a) suffered any uninsured damage, destruction, theft or loss to any asset of the Company or the Subsidiaries of a value in excess of DM 500,000 in the aggregate;

               (b) sold, transferred, distributed or otherwise disposed of any assets used in the operation of the Company or the Subsidiaries, or returned to any customers or otherwise disposed of, any tooling owned by such customer and in the possession of the Company or any Subsidiary, except for (i) assets consumed or disposed of in the ordinary course of business; (ii) assets disposed of in connection with the acquisition of replacement property of equivalent kind and value; or (iii) assets which were returned in the ordinary course of business or that are no longer used or useful in the business or operations of the Company or the Subsidiaries;

               (c) made, authorized, entered into, or permitted to go into effect any general wage or salary increase for its employees as a group, other than in the ordinary course of business consistent with past practice;

               (d) amended or terminated, or authorized the amendment or termination of, any Material Contract or Real Property

          Lease, other than in the ordinary course of business consistent with past practice;

               (e) incurred any material obligation or liability except normal trade or business obligations incurred in the ordinary course of business consistent with past practice, except for expenses relating to the transactions contemplated hereby not to exceed DM 750,000;

               (f) experienced or learned of any change or event which could reasonably be expected to have a Material Adverse Effect; or

               (g) agreed or committed, whether in writing or otherwise, to take any action described in this Section.

                  4.17 INSURANCE. The insurable properties owned or leased by the Company or any Subsidiary are, and until the Closing Date will be, adequately insured by financially sound and reputable insurers at levels of coverage reasonable and customary in the powder metal industry. All such policies are in full force and effect and will continue to be in full force and effect upon the consummation of the transactions contemplated herein and by the Seller Ancillary Documents. Buyer has been provided with true, correct and complete copies of all insurance policies relating to or affecting the Owned Real Property, Real Property Leases or any Material Contract.

                  4.18 CAPITAL PROJECTS. Schedule 4.18 sets forth each unfinished capital project with a total cost in excess of DM 75,000 relating to the business of each of the Company and the Subsidiaries, the Company's reasonable estimate of the capital expenditures that will be required subsequent to the Closing Date to complete such projects and the expected date of completion of such projects. The required capital contributions of the Non-Wholly Owned Subsidiaries do not, in the aggregate, have a total cost in excess of 500,000 DM.


                  4.19 CONDITION OF PROPERTIES AND EQUIPMENT. Except for equipment not currently used in the operation of the business of the Company or Subsidiaries and except for the equipment set forth in Schedule 4.19, the assets and equipment of each of the Company and the Subsidiaries required for the normal operation of their respective business are in good condition, normal wear and tear excepted.

                  4.20 NO UNDISCLOSED LIABILITIES. Each of the Company and the Subsidiaries has no liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) that are not fully reflected or reserved against in the Financial Statements, except for liabilities that may have arisen in the ordinary and usual course of business and consistent with past practice and which are disclosed on Schedule 4.20.

                  4.21 ENTIRETY OF BUSINESS. The Company and Subsidiaries and the Owned Real Property, Tangible Personal Property, Leased Real Property and Intellectual Property constitute all of the companies, businesses, rights, assets and arrangements necessary to conduct the business of each of the Company and Subsidiaries as presently conducted, and there are no other companies, businesses, assets, rights or arrangements necessary to conduct the business of the Company as presently conducted.

                  4.22 COMPLIANCE WITH LAWS. Except as set forth in Schedule 4.22, each of the Company and the Subsidiaries (a) is in material compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or employees conducting its business, the breach or violation of which could reasonably be expected to have a Material Adverse Effect; and (b) has received no notification or communication from any Governmental Authority (i) asserting that the Company or the Subsidiaries are not in compliance with any of the statutes, treaties, regulations or ordinances that such Governmental Authority enforces, which noncompliance could reasonably be expected to have a Material Adverse Effect or (ii) threatening to revoke any license, franchise, permit or authorization of any Governmental Authority would have a Material Adverse Effect.

                  4.23 COMPLETENESS OF WARRANTIES. To the Seller's best knowledge, the representations made by the Seller on behalf of itself or the Company or the Subsidiaries in this Agreement (including the Schedules and Exhibits hereto) and other materials provided to the Buyer by the Seller or the Company as set forth on Schedule 4.23 do not contain any untrue statement of a material fact or omit any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                  4.24 INVENTORY. All of the finished goods inventory of the Company and the Subsidiaries will at the Closing consist of goods useable or saleable in the ordinary course of the business of the Company and the Subsidiaries except for such amount of inventory that can be reasonably expected to be written off in the ordinary course of their businesses determined by reference to past practice. The Company and the Subsidiaries currently have and on the Closing Date will have, inventory and work-in-progress in an amount which is not in excess of the amount of inventory that can reasonably be expected to be sold in the ordinary course of their business determined by reference to past practice, except for such amount of inventory that can be reasonably expected to be written off in the ordinary course of their businesses determined by reference to past practice.

                  4.25 RECEIVABLES. All receivables of the Company and the Subsidiaries which are reflected on the balance sheet of the Company at June 30, 1996 and which are reflected on the books of the Company and the Subsidiaries as of the Closing Date represent actual, bona fide obligations owing to the Company or the

Subsidiaries in the ordinary course of business and are carried at their net realizable value. At the Closing, such receivables will be free and clear of any liens, charges, equitable interests, options, rights of first refusal, encumbrances, claims, security interests, mortgages or pledges of any nature. No reserve allowance in excess of the recorded reserve is required to be established in accordance with German GAAP with respect to such receivables which are reflected on the Balance Sheet of the Company at June 30, 1996, and no allowance will be required to be established in accordance with German GAAP with respect to such receivables which will be reflected on the books of the Company and the Subsidiaries as of the Closing Date. None of such receivables are, or on the Closing Date, will be past due for a period of more than 90 days.

                  4.26 CUSTOMERS AND SUPPLIERS. Schedule 4.26 contains a complete and correct list of (a) the 10 largest customers of and the 10 largest suppliers to the Company and the Subsidiaries in the aggregate, and any sole-source suppliers of significant goods or services to the Company and the Subsidiaries with respect to which alternative sources of supply are not readily available on comparable terms and conditions, in the case of the customers, during the 7-month period ended July 31, 1996, and in the case of the suppliers, during the 6-month period ended June 30, 1996, setting forth the sales by or to the Company and the Subsidiaries for each such customer or supplier during such period. The Company has not received written or oral notice that any such customer or supplier will or may substantially reduce the extent of such relationship, at any time prior to or after the Closing Date. The Company has not received written or oral notice of (a) any other existing or contemplated material modification or change in the business relationship of the Company and the Subsidiaries with such customers or suppliers, or (b) any existing condition or state of facts or circumstances, in either case which has, or will materially adversely affect any such business relationship with any such customer or supplier.

                  4.27 INDEBTEDNESS. Schedule 4.27 contains a complete and correct description of all Indebtedness, including name of creditor, amount outstanding per September 30, 1996 and amortization and repayment schedule.

                ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER

                  The Buyer represents and warrants to the Seller in the form of an independent guarantee (selbstandiges Garantieversprechen) as follows:

                  5.1 ORGANIZATION AND GOOD STANDING. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  5.2 AUTHORITY. The Buyer has all requisite power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate and shareholder action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing or other applicable law or other similar laws affecting creditors' rights generally and by principles of equity regarding the availability of remedies.

                  5.3 NO CONFLICT OR BREACH. The execution, delivery and performance of this Agreement and any Buyer Ancillary Document do not and will not:

               (a) conflict with or constitute a violation of the Certificate of Incorporation or Bylaws or other governing instrument of Buyer;

               (b) assuming compliance with the requirements of the GWB Act (and, if required, the HSR Act), conflict with or constitute a violation of any Requirement of Law applicable to or relating to Buyer; or in any manner that would have a Material Adverse Effect; or

               (c) conflict with, constitute a default under, result in a breach or acceleration of or require notice to or the consent of any third party under any contract, agreement, commitment, mortgage, note, license or other instrument or obligation to which Buyer is party or by which it is bound; or in any manner that would have a Material Adverse Effect.

                  5.4 CONSENTS AND APPROVALS. No (a) consent, approval, authorization, registration, permit, notice, or filing with any federal, state or local judicial or Governmental Authority or administrative agency, other than as required under the GWB Act (and, if required, the HSR Act), or (b) each consent, approval, authorization of or notice to any other third party, is required in connection with the valid execution and delivery by Buyer of this Agreement or any Buyer Ancillary Document the consummation by Buyer of the transactions contemplated herein or therein except, in either case, such consents, approvals, authorizations and notices as the failure to obtain or give would not have a Material Adverse Effect.

                  5.5 INTENTIONALLY LEFT BLANK.

                  5.6 FINANCIAL ADVISORS. Except for Salomon Brothers Inc, for whose fees the Buyer shall be solely responsible, the Buyer has not retained any finder, broker, agent or other intermediary to act for it or on its behalf, has acted for or on behalf of Buyer in connection with the negotiation or consummation of this Agreement, and no party has made any claim for any brokerage commission, finder's fee or similar payment due from Buyer.

                  5.7 FINANCING. Buyer has secured binding commitments for all financing (the "Financing") that will be required for it to consummate the purchase of the Shares and the Other Shares, which are set forth on Schedule 5.7 hereto.



                         ARTICLE VI COVENANTS OF SELLER

               Seller covenants and agrees with Buyer as follows:

                  6.1 CONDUCT OF BUSINESS. From the date hereof to the Closing Date, except as provided by this Agreement or as Buyer shall otherwise consent in writing, Seller shall cause the Company and each Subsidiary to:

                  (a) continue to carry on its business, maintain its facilities and equipment, and keep its books of account, records and files in substantially the same manner as heretofore carried on and maintained;

                  (b) maintain in full force and effect through the Closing Date property damage, liability and other insurance with respect to the assets of the Company and the Subsidiaries at levels of coverage reasonable and customary and consistent with past practice;

                  (c) refrain from selling or otherwise transferring or disposing of assets having an aggregate value in excess of DM 300,000, except for (i) assets consumed or disposed of in the ordinary course of business, (ii) assets which are no longer used or, in Seller's reasonable judgment, useful in the business or operations of the Subsidiaries or (iii) in connection with the acquisition of replacement property of equivalent kind or value;

                  (d) not make any distribution of assets of the Company or any Subsidiary or declare, pay or set aside for payment any dividend (of any kind or nature) or distribution with respect to the Shares or the Other Shares;

                  (e) not alter the terms of any existing Material Contract except where such alteration would not have a Material Adverse Effect, nor enter into any new agreement which, if entered into, would be a Material Contract except for those set forth on Schedule 6.1(e) and those which will have been provided to Buyer for its comments, at least 5 business days prior to their execution;

               (f) refrain from issuing, selling, delivering, or agreeing to issue, sell or deliver, any capital stock, warrants, options or similar rights or other corporate securities of the Company or any Subsidiary and granting or issuing, or agreeing to grant or issue, any options, warrants, incentive awards or similar rights calling for the issuance of such securities;

               (g) refrain from repurchasing, redeeming and making a distribution with respect to, any shares of capital stock of the Company or any Subsidiary, except as otherwise provided in this Agreement;

               (h) refrain from effecting any recapitalization of stated capital (Stammkapital) of the Company or any Subsidiary and making any amendment, whether by merger, consolidation or otherwise, to the Articles of Association (Gesellschaftsvertrag) of Company or any Subsidiary;

               (i) refrain from (i) merging or consolidating with or into, or transforming into, any other corporation or entity, (ii) conveying, selling, leasing or otherwise disposing of in any transaction or related series of transactions all or substantially all of the property, business or assets of the Company and the Subsidiaries (including, without limitation, the capital stock or assets of the Company and the Subsidiaries), and (iii) acquiring by purchase the business, assets or stock of any business;

               (j) use reasonable efforts to preserve intact the business organization of the Company and each Subsidiary and to keep available the services of their present officers and key employees, and use reasonable efforts to preserve the goodwill of those having business relationships with the Company and each Subsidiary;

               (k) refrain from (i) granting any increase in the compensation of officers or employees currently receiving total compensation in excess of DM 100,000 (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), except as set forth on Schedule 6.1(k) and except for reasonable increases in the ordinary course of business and consistent with past practice, not to exceed, individually or in the aggregate, 5% of the current base compensation level; (ii) assuming or incurring any lien in respect to the property of the Company or any Subsidiary, other than liens made in the ordinary course of business; (iii) factoring, selling, transferring or otherwise disposing of any Receivable other than factors, sales, transfers or dispositions of Receivables in the ordinary course of business; or (iv) entering into any agreement that is material to the Company and its Subsidiaries taken as a whole, except in the ordinary course of business;

               (l) refrain from taking any action that would have the effect of deferring any Tax liability of the Company or any Subsidiary from any taxable period ending at or before the Closing Date in a manner that is inconsistent with past practice;

               (m) refrain from renewing, extending or otherwise amending any of the agreements listed on Schedule 4.15(a) except as required by law;

               (n) refrain from making any capital expenditure other than payments made pursuant to those capital projects set forth on Schedule 4.18; and

               (o) refrain from agreeing, whether in writing or otherwise, to do any of the foregoing;

in each case, except where failure to do any of the foregoing would not have a Material Adverse Effect and PROVIDED that nothing contained in this Section shall require Seller, the Company or any Subsidiary to incur any extraordinary cost or make any extraordinary payment.

                  6.2 ACCESS AND INFORMATION.

               (a) During the period commencing on the date hereof and ending on the Closing Date, Seller shall permit Buyer and its counsel, accountants, advisors, providers of financing, and other representatives reasonable access during normal business hours to all the properties, assets, employees, books, records, agreements and other documents of the Company and the Subsidiaries; PROVIDED that, Buyer will obtain the approval of Hans Peter Wursch, or any representative of Botts & Co. or European Investors Corporate Finance, Inc. prior to each visit to any Company or Subsidiary premises, whose approval shall not be withheld. Any investigation by Buyer pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the normal operation of the Subsidiaries. Buyer and its representatives shall be accompanied on any visits to the premises of the Subsidiaries by representatives of Seller.

               (b) The Seller shall, within 15 business days after the date of this Agreement, provide to Buyer a list of all contracts, commitments, agreements (including agreements for the borrowing of money or the extension of credit), leases, licenses, guarantees, understandings and obligations, whether written or oral, to which the Company or either of the Subsidiaries are party and which involve a payment by or to the Company or a Subsidiary exceeding DM 150,000, in the case of employment or similar agreements, or DM 75,000 in all other cases, in any twelve-month period.

                  6.3 NO SOLICITATION. From the date hereof to the Closing Date, neither Seller, the Company, the Subsidiaries nor any representatives (including, without limitation, attorneys, investment bankers and accountants) of Seller, the Company or the Subsidiaries will directly or indirectly, through any partner, managing director, officer, director, employee, agent, affiliate or otherwise (a) solicit, initiate or encourage, directly or indirectly, the submission of inquiries, proposals or offers from any Person relating to any acquisition or purchase of assets or capital stock of the Company or any Subsidiary or any other transaction that would result in the transfer of control of the Company, any Subsidiary or an investment by any Person in the Company or any Subsidiary (each an "Acquisition Proposal") or (b) participate in any discussions or negotiations regarding an Acquisition Proposal or any of the foregoing or furnish to any Person any information concerning the Company or any Subsidiary or any of the foregoing, or (c) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

                  6.4 CONFIDENTIALITY. Following the Closing, Seller agrees to retain in confidence, and to require its directors, managing directors, officers, employees, consultants, professional representatives and agents (collectively, "Seller Representatives") to retain in confidence all information concerning the Company and the Subsidiaries and further agrees that, following the Closing, it will not use for its own benefit and will not use or disclose to any third party, or permit the use or disclosure to any third party of, any such information, except that Seller may disclose the information to those of the Seller Representatives who need the information for the proper performance of their assigned duties with respect to the consummation of the transactions contemplated hereby and the preparation of appropriate Tax Returns. In making such information available to its Representatives, Seller shall take any and all precautions necessary to ensure that the Seller Representatives use the information only as permitted hereby. Notwithstanding the foregoing, such information may be disclosed (a) if it is required by court order or decree or applicable law or in connection with the preparation of Tax Returns, (b) if it is ascertainable or obtained from public or published information, or (c) if it is received from a third party not known to the recipient to be under an obligation to keep such information confidential. If Seller shall be required to make disclosure of any such information by operation of law (other than in connection with the preparation of Tax Returns), Seller shall give Buyer prior notice of the making of such disclosure and shall use all reasonable efforts to afford Buyer an opportunity to contest the making of such disclosure.

                  6.5 REPAYMENT OF INDEBTEDNESS. At the Closing, the Buyer shall determine which Indebtedness of the Company and the

Subsidiaries shall be paid at the Closing (which Indebtedness shall include the Indebtedness referenced in clause (i) of Section 9.15), and the Buyer shall, as directed by and on behalf of the Seller, cause such Indebtedness (including all accrued but unpaid interest thereon) to be paid out of the Aggregate Consideration at the Closing.

                  6.6 INTENTIONALLY LEFT BLANK.

                  6.7 OTHER ACTIONS. The Seller shall not, and shall not permit the Company or any of its Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Seller or the Company and the Subsidiaries set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) any of the conditions set forth in Section 9.1 not being satisfied.

                  6.8 INTENTIONALLY LEFT BLANK.

                  6.9 WORKING CAPITAL. The Company and each of its Subsidiaries will not (i) delay payment of any accounts payable beyond normal and customary terms, (ii) fail to maintain adequate inventory or replenish inventory consistent with past practice, or (iii) accelerate payment of any accounts receivable other than in the ordinary course.

                  6.10 DIRECTOR RESIGNATIONS. The Seller shall, after consultation with the Buyer and with its express approval, cause all Seller-appointed members of the Company's or any Subsidiary's supervisory board (Aufsichtsrat), advisory committee (Beirat/Verwaltungsrat) or any other governing body, if any, to resign effective as of the Closing.

                  6.11 INTELLECTUAL PROPERTY. Except for the licenses set forth in Schedule 6.11, after the Closing the Seller shall refrain from using, and shall ensure that its Affiliates will not use, directly or indirectly, any Intellectual Property.

                  6.12 OTHER ASSISTANCE. To the extent requested by the Buyer, the Seller shall reasonably cooperate with and assist the Buyer in the preparation of a registration statement or similar offering document relating to a proposed issuance of securities of the Buyer. In connection therewith, the Seller shall make available to the Buyer and its representatives and agents the officers and employees of the Company and the Subsidiaries and the legal accounting and other professional advisors to the Seller, the Company and the Subsidiaries at reasonable times and locations. All reasonable out-of-pocket expenses incurred by the Seller, the Company or the Subsidiaries in connection with such cooperation and assistance shall be promptly paid by the Buyer.

                  6.13 CONSENTS. Prior to the Closing Date, the Seller shall use its best efforts to obtain or cause to be obtained all Required Consents, including, without limitation, paying reasonable consideration necessary to obtain such consent.

                         ARTICLE VII COVENANTS OF BUYER

                Buyer covenants and agree with Seller as follows:

                  7.1 CONFIDENTIALITY. In consideration of the confidential nature of certain of the information which will be provided to Buyer by Seller, the Company and the Subsidiaries prior to the Closing, Buyer agrees to retain in confidence, prior to the Closing, and to require its directors, officers, employees, consultants, professional representatives and agents (collectively, its "Representatives") to retain in confidence all information transmitted or disclosed to it by Seller, the Company and the Subsidiaries, and further agrees that, prior to the Closing, it will not use for its own benefit and will not use or disclose to any third party, or permit the use or disclosure to any third party of, any information so obtained or revealed, except that Buyer may disclose the information to (i) those of its Representatives who need the information for the proper performance of their assigned duties with respect to the consummation of the transactions contemplated hereby, (ii) the parties from which Buyer seeks financing and their representatives and (iii) in a registration statement or similar offering document relating to a proposed issuance of securities by Buyer. In making such information available to its Representatives, Buyer shall take any and all precautions necessary to ensure that its Representatives use the information only as permitted hereby. Notwithstanding anything to the contrary in the foregoing provisions, such information may be disclosed (a) where it is necessary to any regulation authorities or governmental agencies, (b) if it is required by court order or decree or applicable law, (c) if it is ascertainable or obtained from public or published information, or (d) if it is received from a third party not known to the recipient to be under an obligation to keep such information confidential. If Buyer shall be required to make disclosure of any such information by operation of law, Buyer shall give Seller prior notice of the making of such disclosure and shall use all reasonable efforts to afford Seller an opportunity to contest the making of such disclosure. In the event that the Closing shall not occur, Buyer shall immediately deliver, or cause to be delivered, to Seller (without retaining any copies thereof) any and all documents, statements or other written information obtained from Seller, the Company or any Subsidiary that contain confidential information of Seller.

                  7.2 DISCLOSURE TO SELLER. The Buyer will notify the Seller if the Buyer knows or learns of the existence of any facts which cause any of the representations and warranties contained in Article III or IV to be or become untrue, PROVIDED, HOWEVER, that such disclosure shall not affect any of the Buyer's rights or remedies pursuant to this Agreement.

                  7.3 MANAGEMENT NOTIFICATION. After the Closing, Buyer shall notify the management of the Company of the change in the ownership of the Shares, as required by Section 16 of the Company Act.



                          ARTICLE VIII MUTUAL COVENANTS

                  8.1 GWB FILINGS. Buyer and Seller shall, as promptly as practicable following the execution of this Agreement, and in cooperation with each other, file with (if required under the HSR Act) the Department of Justice and the Federal Trade Commission (if required under the HSR Act), and the German Federal Cartel Office (Bundes-kartellamt, the "Cartel Office") premerger notification pursuant to Section 24a of the GWB Act, and each shall use its reasonable efforts to obtain earliest termination of all waiting periods under the GWB Act and (if required), the HSR Act. Buyer shall be responsible for and shall pay all fees assessed in connection with the filing of such forms and documents.

                  8.2 CASUALTY OR LOSS. The risk of any loss, damage or impairment, confiscation or condemnation of any of the assets of the Subsidiaries from any cause whatsoever shall be borne by Seller at all times prior to the completion of the Closing. In the event of any loss, damage or impairment, confiscation or condemnation of any such assets prior to the completion of the Closing, Seller shall have the option, but shall not be required, to expend such funds and take such other actions as are necessary to repair, replace or restore such assets to their prior condition. If Seller has commenced but not completed the restoration or replacement of such assets before the Closing Date, the Closing Date shall be postponed during such period not to extend beyond the date specified in subsection 14.1(e) to permit completion of the repair or replacement of the damage or loss. If such assets have not been restored or replaced by such date, Buyer may then take the action specified in subsection 14.1(c). Alternatively, Buyer may, at its option, proceed to Closing as of such date and complete the restoration and replacement of such damaged assets after the Closing Date, in which event Seller shall assign to Buyer the right to receive all insurance proceeds payable in connection with such damage to or destruction of the assets.

                  8.3 FURTHER ACTIONS.

                  (a) Seller and Buyer will notify each other immediately of any litigation, arbitration or administrative proceeding pending or to its/their knowledge, threatened against either of them, the Company or any Subsidiary which challenges the transactions contemplated in this Agreement.

                  (b) Subject to the terms and conditions of this Agreement, Seller and Buyer each agree to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated in this Agreement and to satisfy the conditions hereto.

                  (c) The Seller and the Buyer agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the content of this Agreement, the Seller Ancillary Documents, the Buyer Ancillary Documents and the documents referred to herein and therein.

                  (d) Prior to the Closing or the termination of this Agreement pursuant to Section 14(e), the Seller and Buyer will notify each other immediately orally and in writing if the satisfaction of any condition to the Closing is or becomes impossible.


             ARTICLE IX CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

                  The obligation of the Buyer to consummate the transactions contemplated by this Agreement, including the Buyer's obligations pursuant to
Section 12.2 hereunder, and excluding the obligations contained in Articles VI, VII, VIII and XVI of this Agreement, is subject to the satisfaction of the following conditions on or before the Closing Date, unless specifically waived (mit schuldrechtlicher und dinglicher Wirkung) in writing by the Buyer on or prior to the Closing Date (such waiver shall not constitute a waiver of Buyer's rights pursuant to Section 12.1 hereof):

                  9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement (other than in Section 4.19)
(i) shall have been true and correct in all material respects on the date of this Agreement (except the representations and warranties which relate to the Other Shares but only insofar as such representations and warranties relate to the Other Shares) and (ii) shall be true and correct in all material respects (except that those representations which expressly contain a materiality qualifier each shall be true and correct in all respects, giving effect to each such qualifier) on the Closing Date as though made on and as of the Closing Date. Buyer shall have received a certificate executed by an officer of the Seller dated as of the Closing Date, certifying the satisfaction of the conditions in this Section 9.1.

                  9.2 COMPLIANCE WITH COVENANTS. Seller shall have duly performed and complied in all material respects with all covenants, agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing. Buyer shall have received a certificate executed by an officer of Seller dated as of the Closing Date, certifying the satisfaction of the conditions in this Section 9.2.


                  9.3 ABSENCE OF LITIGATION. No action or proceeding shall be pending by or before any court or other governmental body or agency seeking to
(a) restrain, prohibit or invalidate the transactions contemplated by this Agreement in whole or material part or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement or the Seller Ancillary Documents or the Buyer Ancillary Documents, or (b) impose material limitations on the Buyer's freedom of action with respect to the Company and its Subsidiaries or any material portion thereof or all or a material portion of the assets or businesses of the Buyer.

                  9.4 ANTITRUST FILINGS.

                  (a)      The Cartel Office

                           (i) shall not have notified the parties within one month from the filing of the premerger notification that it will investigate the transactions contemplated by this Agreement, or

                           (ii) after having made the notification pursuant to proviso (i) of this Section 9.4, the Cartel Office shall not have prohibited the transactions contemplated by this Agreement within four months from the filing of the premerger notification, or

                           (iii) the Cartel Office shall have informed the parties prior to the expiration of the time periods referred to in provisos (i) and (ii) of this Section 9.4 that it will not investigate the transactions contemplated by this Agreement.

                  (b) All applicable waiting periods under the HSR Act shall have expired or been terminated.

                  9.5 REQUIRED CONSENTS. All Required Consents and the consents listed on Schedule 3.4 shall have been obtained by Seller, the Company or the Subsidiaries, as the case may be, except where failure to have such consent would not have a Material Adverse Effect.

                  9.6 NO INJUNCTION, ETC. No preliminary or permanent injunction or other order, decision or decree issued by any court of competent jurisdiction in the United States or the Federal Republic of Germany or by any United States or German federal or state, foreign or provincial, governmental or regulatory body nor any statute, rule, regulation or executive order promulgated or enacted by any United States or German federal or state, foreign or provincial, governmental authority which restrains, enjoins or otherwise prohibits the transactions contemplated hereby shall be in effect.

                  9.7 ACQUISITION OF OTHER SHARES. Seller shall have (i) purchased, for good and valuable consideration, and (ii) acquired good title to each and all of the Other Shares free and clear of all liens, security interests, charges, community property interests, equitable interests, options, pledges, rights of first refusal or encumbrances of any kind, including any restrictions on use, transfer, voting, receipt of income or other attribute of ownership.

                  9.8 LEGAL OPINION. Buyer shall have received from Seller's Counsel an opinion, dated the Closing Date, that the Seller, the Company and the Subsidiaries are duly organized and validly existing under the laws of their respective jurisdiction of organization as well as the jurisdiction of their respective headquarters, that the Seller has all requisite power and authority to execute and deliver this Agreement and the transactions contemplated thereby, that the Agreement constitutes a valid and binding obligation of the Seller, that the Seller has, at the time of the Closing, full legal and equitable title to the Shares and the Other Shares, that at the Closing good and marketable title to the Shares and the Other Shares, free and clear of any claims, liens, equities or encumbrances, will pass to the Buyer and that the Company has, directly or indirectly full legal and equitable title to the Subsidiary Shares.

                  9.9 FINANCING. The Buyer shall have received proceeds of the Financing.

                  9.10 POWDER METAL HOLDING, INC. SALE. The transactions contemplated by the Purchase Agreement, dated the date hereof, between the Buyer and the Seller relating to the sale of Powder Metal Holding, Inc. and its subsidiaries (the "Powder Metal Agreement") shall have occurred simultaneously with the Closing.

                  9.11 INTENTIONALLY LEFT BLANK.

                  9.12 INDEMNITY ESCROW AGREEMENT. The Indemnity Escrow Agreement shall have been executed by the parties and the amounts required thereunder shall have been funded or instruments deposited as provided in
Section 2.4.

                  9.13 INTENTIONALLY LEFT BLANK.

                  9.14 RELEASE OR TERMINATION OF LIENS. Other than any liens created by the Buyer or liens relating to Indebtedness which the Buyer has agreed to assume, all liens, security interests, charges, community property interests, equitable interests, options, pledges, rights of first refusal or restriction or encumbrance of any kind, including any restrictions on use, transfer, voting, receipt of income or other attribute of ownership, on any of (i) the Shares, (ii) the Other Shares or (iii) the assets or properties of the Seller, the Company or the Subsidiaries shall have been terminated, and the Buyer shall have received written evidence of such releases.

                  9.15 PAYMENT OF INDEBTEDNESS. To the extent Buyer has not agreed to assume, the following shall be paid in full (i) the unpaid principal amount owing by the Company to MAAG Overseas International N.V. Curacao, together with any and all accrued but unpaid interest thereon computed through the day preceding the Closing Date, (ii) the unpaid principal amount owing to the Company's banks together with any and all accrued but unpaid interest thereon computed through the day preceding the Closing Date and (iii) loans from former and existing shareholders together with any and all accrued but unpaid interest thereon computed through the day preceding the Closing Date (such loan agreements, the "Loan Agreements") and (iii) all other Indebtedness of the Company and the Subsidiaries outstanding as of the Closing Date, together with any accrued but unpaid interest thereon through the Closing Date.

                  9.16 U.S. REAL PROPERTY HOLDING COMPANY. The Seller shall certify to Buyer that neither the Company nor any of the Subsidiaries is a United States Real Property Holding Company as such term is defined under the United States Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

                  9.17 SWISS OPINION. Buyer shall have received from a Swiss law firm acceptable to Buyer an opinion, dated the Closing Date, that the Shares, the Other Shares, and the Shares as defined under the Powder Metal Agreement together do not constitute all or substantially all the assets of the Seller for purposes of Article 181 of the Swiss Code of Obligations (Obligationenrecht), dated March 30, 1911, as amended.



             ARTICLE X CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

                  The obligations of Seller to consummate the transaction contemplated by this Agreement (including the Seller's obligations pursuant to Section 12.1 hereunder), and excluding the obligations contained in Articles VI, VII, VIII and XVI of this Agreement, are subject to the satisfaction of each of the following conditions on or before the Closing Date, unless specifically waived (mit schuldrechtlicher und dinglicher Wirkung) in writing by Seller prior to the Closing (such waiver shall not constitute a waiver of Seller's rights pursuant to Section 12.2 hereof):

                  10.1 REPRESENTATIONS AND WARRANTIES. Notwithstanding any notice provided pursuant to Section 7.3, the representations and warranties of Buyer contained in this Agreement shall have been true and correct on the date of this Agreement and shall be true and correct in all material respects (except that those representations which expressly contain a materially qualifier each shall be true and correct in all respects, giving effect to each such qualifier) on the Closing Date as through made on and as of the Closing Date. Seller shall have received a certificate executed by an officer of Buyer dated as of the Closing Date, certifying the satisfaction of the conditions in this Section.

                  10.2 COMPLIANCE WITH COVENANTS. Buyer shall have duly performed and complied with in all material respects all covenants, agreements and obligations required by this Agreement to be performed or complied with by it on or before the Closing Date. Seller shall have received a certificate executed by an officer of Buyer dated as of the Closing Date, certifying the satisfaction of the conditions in this Section.

                  10.3 ABSENCE OF LITIGATION. No action or proceeding against Buyer shall be pending by or before any court or other Governmental Authority seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

                  10.4     ANTITRUST FILINGS.

                  (a)      The Cartel Office

                    (i) shall not have notified the parties within one month from the filing of the premerger notification that it will investigate the transactions contemplated by this Agreement, or

                    (ii) after having made the notification pursuant to proviso
                         (i) of this Section 9.4, the Cartel Office shall not have prohibited the transactions contemplated by this Agreement within four months from the filing of the premerger notification, or

                    (iii) the Cartel Office shall have informed the parties
                         prior to the expiration of the time periods referred to in provisos (i) and (ii) of this Section 9.4 that it will not investigate the transactions contemplated by this Agreement.

                  (b) All applicable waiting periods under the HSR Act shall have expired or been terminated.

                  10.5 NO INJUNCTION, ETC. No preliminary or permanent injunction or other order, decision or decree issued by any court of competent jurisdiction in the Federal Republic of Germany or by any German federal or state, foreign or provincial governmental or regulatory body nor any statute, rule, regulation or executive order promulgated or enacted by any German federal or state, foreign or provincial governmental authority which restrains, enjoins or otherwise prohibits the transactions contemplated hereby shall be in effect.

                  10.6 LEGAL OPINION. Seller shall have received from Buyer's Counsel an opinion, dated the Closing Date, that the Buyer is duly organized and validly existing under the laws of its jurisdiction of organization, that the Buyer has all requisite power and authority to execute and deliver this Agreement and the transactions contemplated thereby, and that the Agreement constitutes a valid and binding obligation of the Buyer.



                               ARTICLE XI CLOSING

                  11.1 CLOSING. The closing of the sale by Seller of the Shares and the Other Shares to Buyer (the "Closing") shall take place at the offices of Cadwalader, Wickersham & Taft in New York, New York or such other place as agreed to by Seller and Buyer at 6:00 a.m., local time, on the later to occur of
(i) December 10, 1996 or (ii) fifth business day after the date on which the conditions contained in Sections 9.4 and 10.4 are met; PROVIDED, HOWEVER, as follows: (a) if one or more conditions to this Agreement is not satisfied by such date, the party benefiting from such condition may elect, in its sole discretion, one or more postponements of the Closing for the purpose of enabling such condition to be satisfied; and (b) upon agreement of the parties hereto, the Closing may be postponed to a future date, PROVIDED that, notwithstanding the provisions of the preceding subparagraphs (a) and (b), in no event may the Closing be postponed beyond January 31, 1997. The date of the Closing is referred to as the "Closing Date." The Closing when completed shall be deemed to have occurred at 12:01 a.m., local time, on the Closing Date (the "Effective Time").

                  11.2 DELIVERIES BY SELLER. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

               (a) A certificate of an officer of Seller confirming the satisfaction of the conditions set forth in Sections 9.1 and 9.2.

               (b) A copy of all corporate resolutions authorizing the execution, delivery and performance of this Agreement and the Seller Ancillary Documents, and the consummation of the transactions contemplated herein or therein.

               (c) The legal opinions referred to in Section 9.8 and 9.17, the Indemnity Escrow Agreement and the lien releases and terminations referred to in Section 9.14.

               (d) A certificate certifying as to the matters referred to in
          Section 9.15.

               (e) A written statement by both the Seller and the Buyer stating that the conditions precedent contained in Articles IX and X of this Agreement have been met, such statement to be signed by Buyer and Seller before a notary public and subsequently furnished with an apostille, and to be delivered subsequent to the Closing to Notary Dr. Pilger, Wiesenau 43, 60323 Frankfurt am Main, Germany or such other notary as Buyer and Seller may agree.

               (f) Satisfactory evidence, in Buyer's reasonable judgment, that all Indebtedness (other than that Indebtedness Buyer has agreed to assume) has been repaid or discharged.

               (g) The termination agreements (Aufhebungsvertrage) regarding any consulting and support agreement (Beratungsvertrag) or similar agreement amongst the Seller and the Company or any Subsidiary.

               (h) Such other documents, certificates and information as Buyer may reasonably request.

                  11.3 DELIVERIES BY BUYER. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

               (a) A certificate of an officer of Buyer confirming the satisfaction of the conditions set forth in Sections 10.1 and 10.2 as to representations, warranties and covenants.

               (b) A copy of all corporate resolutions authorizing the execution, delivery and performance of this Agreement and the Buyer Ancillary Documents, and the consummation of the transactions contemplated herein or therein.

               (c) The legal opinion referred to in Section 10.5 and the Indemnity Agreement.

               (d) The Purchase Price, paid by a wire transfer of immediately available funds in accordance with the terms of Section 2.3.

               (e) A written statement by both the Seller and the Buyer stating that the conditions precedent contained in Articles IX and X of this Agreement have been met, such statement to be signed by Buyer and Seller before a notary public and subsequently furnished with an apostille, and to be delivered subsequent to the Closing to Notary Dr. Pilger, Wiesenau 43, 60323 Frankfurt am Main, Germany or such other notary as Buyer and Seller may agree.

               (f) Such other documents, certificates and information as Seller may reasonably request.


                                   ARTICLE XII INDEMNIFICATION

                  12.1 INDEMNIFICATION BY SELLER. Subject to the provisions of Sections 2.4, 12.5 and 12.6, the Seller shall indemnify, defend and hold harmless Buyer and its officers, directors, employees, agents and Affiliates from, against and with respect to any and all loss, damage, claim, obligation, liability, cost and expense (including, without limitation, reasonable attorneys' fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation, claim, proceeding or demand), of any kind or character (a "Loss") arising out of or in connection with any of the following:

               (a) any breach of any of the representations or warranties of Seller contained in this Agreement (other than those contained in Sections 4.18 and 4.24 or the first three sentences of Section 4.25);

               (b) any failure by Seller to perform or observe, or to have performed or observed any covenant or agreement to be performed or observed by it pursuant to this Agreement;

               (c) all liability for Taxes in excess of DM 15,000, or payable by or with respect to, the Company and the Subsidiary for any period ending on or before the end of the day immediately preceding the Closing Date and that portion of a Straddle Period up to and including the Closing Date ("Pre-Closing Tax Period");

               (d) any debt or liability of any Company or Subsidiary to the extent not disclosed on the balance sheet included in the Financial Statements, on any Schedule hereto, or not otherwise expressly assumed by Buyer hereunder; or

               (e) any matter set forth on Schedule 4.5, 4.10(b) (ii), (iii) and
          (iv), 4.11, 4.13, 4.16(e), 4.20, and 4.22 to the extent Losses relating thereto exceed, in the aggregate together with Losses arising in connection with any matter set forth on Schedule 4.5, 4.10, 4.11, 4.13, 4.16(e), 4.20 and 4.22 of the Powder Metal Agreement, $1.5 million.

                  12.2 INDEMNIFICATION BY BUYER. Buyer shall indemnify, defend and hold harmless each of the Seller, the Company and the

Subsidiaries and their respective officers, directors, employees, agents and Affiliates from, against and with respect to any Loss arising out of or in connection with any of the following:

               (a) any breach of any of the representations and warranties of Buyer contained in this Agreement;

               (b) any failure by Buyer to perform or observe, or to have performed or observed any covenant or agreement to be performed or observed by it pursuant to this Agreement;

               (c) Buyer's operation of the Company and the Subsidiaries on and after the Effective Time;

               (d) all liability for Taxes of any Company or Subsidiary for any taxable period ending after the Closing Date (except to the extent such taxable period is a Straddle Period in which case Buyer's indemnity will cover only that portion of such Taxes that are not attributable to the Pre-Closing Tax Period).

                  12.3 NOTICE OF CLAIM. If any third party shall notify any party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other party (the "Indemnity Obligor") under this Article XII, then the Indemnified Party shall, within 30 days following receipt of such Third Party Claim, promptly notify the Indemnity Obligor in writing of any claim for recovery, specifying in reasonable detail the nature of the Loss and the amount of the liability estimated to arise therefrom. If the Indemnified Party does not so notify the Indemnity Obligor within 30 days of its discovery of a claim for recovery, such claim shall be barred only to the extent that the Indemnity Obligor is prejudiced by such failure to notify. The Indemnified Party shall provide to the Indemnity Obligor as promptly as practicable thereafter all information and documentation reasonably requested by the Indemnity Obligor to verify the claim asserted.

                  12.4 DEFENSE. If the facts relating to a Loss arise out of the claim of any third party, or if there is any claim against a third party available by virtue of the circumstances of the Loss, the Indemnity Obligor may, by giving written notice to the Indemnified Party within 15 days following its receipt of the notice of such claim, elect to assume the defense or the prosecution thereof, including the employment of counsel or accountants at its cost and expense; PROVIDED, HOWEVER, that during the interim the Indemnified Party shall use its commercially reasonable efforts to take all action (not including settlement) reasonably necessary to protect against further damage or loss with respect to the Loss. The Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnity Obligor in any such action and to participate therein, but the fees and expenses of such counsel shall be at the Indemnified Party's own expense, unless (i) the employment thereof has been specifically authorized by the Indemnity Obligor, (ii) such Indemnified Party will have been advised by counsel reasonably satisfactory to the Indemnity Obligor that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnity Obligor and in the reasonable judgment of such counsel it is advisable for such Indemnified Party to employ separate counsel, or (iii) the Indemnity Obligor has failed to assume the defense of such action and employ counsel reasonably satisfactory to the Indemnified Party. Whether or not the Indemnity Obligor chooses so to defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony and shall attend such conferences, discovery proceedings and trials as may be reasonably requested in connection therewith. The Indemnity Obligor shall not be liable for any settlement of any such claim effected without its prior written consent. In the event of payment by the Indemnity Obligor to the Indemnified Party in connection with any Loss arising out of a third party claim, the Indemnity Obligor shall be subrogated to and shall stand in the place of the Indemnified Party as to any events or circumstances in respect of which the Indemnified Party may have any right or claim against such third party relating to such Indemnified Matter. The Indemnified Party shall cooperate with the Indemnity Obligor in prosecuting any subrogated claim. The Indemnity Obligor will take no action in connection with any claim that would adversely affect the Indemnified Party without the consent of the Indemnified Party.

                  12.5 TIME FOR CLAIMS (Verjahrung). Any claim asserted with respect to Sections 12.1(a) or (b) (other than in respect of Section 6.4) or 12.2(a) or (b) (other than in respect of Section 7.1) must be submitted to the Indemnity Obligor in writing, or invoked in official proceedings, by April 15, 1998 (the "Survival Date"), other than claims with respect to (i) Sections 4.12 and 4.15, which may be submitted until sixty (60) days following the expiration of the longest applicable statute of limitations, (ii) Section 4.13, which may be submitted until the third anniversary of the Closing Date, and (iii) Sections
3.5 and 4.3 (solely with respect to the ownership of the Subsidiary Shares), which may be submitted at any time without limitation.

                  12.6 LIMITATION. Notwithstanding the provisions of Section 12.1, neither Seller nor the Buyer shall have any indemnification obligation under this Agreement

                  (a) (i) with respect to the Seller, in excess of DM 30,000,000 and (ii) with respect to both Buyer and Seller unless and until and to the extent that the aggregate amount of the Losses of the Indemnified Party exceeds DM 375,000 in the aggregate provided, that Losses arising from an indemnification obligation under Section 12.1(c) or resulting from a breach of a representation or warranty contained in this clause
         (ii) and shall also be applied toward the aggregate of Losses when determining whether such threshold of DM 375,000 shall have been met;

               (b) with respect to an indemnification obligation resulting from a breach of the representation and warranty contained in the last sentence of Section 4.25, in excess of the amount of such receivable giving rise to such breach, net of any recorded reserve on the books of the Company and the Subsidiaries at the time of the Closing with respect to such receivable. Buyer agrees to assign to Seller any such receivable for which Buyer has received an indemnification payment pursuant to this Article XII.

                  12.7 CHARACTERIZATION. Any payments pursuant to this Article XII shall be treated by the parties as adjustments to the Purchase Price for tax purposes, unless otherwise required by law.

                  12.8 INDEMNITY AMOUNTS. If the Buyer shall incur any Losses (whether pursuant to a Third Party Claim or otherwise) or determine that it is likely to incur any Losses and shall consider that it is entitled to be indemnified against such Losses, the Buyer shall deliver a certificate signed by an officer thereof (an "Officer's Certificate"), to the Seller which Officer's Certificate shall (i) state that the Buyer has incurred Losses, or anticipates that it will incur Losses for which the Buyer is entitled to indemnification pursuant to Section 12.1 and (ii) specify in reasonable detail each individual Loss included in the amount so stated, the date such Loss was incurred, the basis for any anticipated Loss and the nature of the misrepresentation or breach of warranty or agreement to which each such Loss is related and the computation of the amount to which the Buyer claims to be entitled hereunder. In the event that the Seller shall object to the indemnification of the Buyer in respect of any Loss specified in an Officer's Certificate, the Seller shall, within 30 days of receiving such Officer's Certificate, deliver to the Buyer a written notice to such effect and the Seller and the Buyer shall, within the 30-day period beginning on the date of receipt by the Buyer of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Seller shall have so objected. If the Buyer and the Seller shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Buyer and the Seller shall promptly prepare and sign a memorandum setting forth such agreement. If no agreement is reached, the Buyer may commence a cause of action in any court having competent jurisdiction with respect to the Indemnity Escrow Account. The amounts set forth in (A) claims specified in any Officer's Certificate to which the Seller shall not object in writing within 30 days after its receipt of such Officer's Certificate, (B) claims covered by a memorandum of agreement of the nature described in this Section 12.8 and (C) claims the validity and amount of which shall have been determined by a final judgment are hereinafter referred to, collectively, as the "Indemnity Amounts."

                            ARTICLE XIII TAX MATTERS

                  13.1 STRADDLE PERIODS. In the case of any taxable period that includes (but does not end on) the Closing Date (a
"Straddle Period"):

               (a) real, personal and intangible property Taxes ("Property Taxes") of the Company and the Subsidiaries for the Pre-Closing Tax period shall include the amount of such property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and

               (b) the Taxes of the Company and the Subsidiaries (other than Property Taxes) attributable to the Pre-Closing Tax Period shall be computed as if such taxable period ended at the end of the day on the Closing Date and the amount of Taxes attributable to such period shall be based upon a closing of the books of the applicable Company and Subsidiary at the end of the day on the Closing Date.

                  13.2 CARRYBACKS. Buyer shall not be entitled to carryback any Losses, credits or other Tax benefit items of the Company or the Subsidiaries that arises in a taxable period (or portion thereof) ending after the Closing Date to a Pre-Closing Tax Period of Company, Seller, the Company or the Subsidiaries.


                                     ARTICLE XIV TERMINATION

                  14.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

               (a) by the mutual written consent of Seller and Buyer;

               (b) by Seller (if Seller is not then in breach of any term of this Agreement), if Buyer shall (i) fail to perform in any material respect its agreements contained herein to be performed on or prior to the Closing Date, or (ii) materially breach any of its representations or warranties contained herein, which failure or breach is not cured within ten days after Seller has notified Buyer of its intent to terminate this Agreement pursuant to this subparagraph;

               (c) by Buyer (if Buyer is not then in breach of any term of this Agreement), if Seller shall (i) fail to perform in any material respect its agreements contained herein required to be performed on or prior to the Closing Date, or (ii) materially breach any of its representations or warranties contained herein, which failure or breach is not cured within ten days after Buyer has notified Seller of its intent to terminate this Agreement pursuant to this subparagraph;

               (d) by either Seller or Buyer, if there shall be any nonappealable or final order, writ, injunction or decree of any court or governmental or regulatory agency binding on Seller or Buyer which prohibits or restrains Seller or Buyer from consummating the transactions contemplated hereby (other than temporary injunctions);

               (e) by Buyer, if any of the conditions in Article IX has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Article X has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date; or

               (f) by either the Seller or the Buyer, if the Closing has not occurred by January 31, 1997, for any reason other than delay or nonperformance of the party seeking such termination.

                  14.2 EFFECT ON OBLIGATIONS. Termination of this Agreement pursuant to this Article shall terminate all obligations of the parties hereunder, except for the obligations under Sections 16.3 (with respect to expenses), 16.4 (with respect to publicity) and 7.1 (with respect to confidentiality); PROVIDED, HOWEVER, that termination pursuant to subparagraphs
(b) or (c) of Section 14.1 shall not relieve the defaulting or breaching party from any liability to the other party hereto.

                              ARTICLE XV EMPLOYEES

                  It is the Buyer's present intention to cause the Company and the Subsidiaries to continue to provide, immediately following the Closing compensation levels and employee benefit programs the same as or reasonably comparable to the compensation levels and employee benefit programs provided by the Company and the Subsidiaries prior to the Closing, and to continue to credit service under the employee benefit programs of the Company and the Subsidiaries following the Closing in a manner consistent with the manner in which service has been credited under such programs prior to the Closing. Notwithstanding the foregoing, however, the parties recognize that the Company and the Subsidiaries may, subject to the requirements of applicable law, any applicable voluntary shop agreement (Betriebsvereinbarung) and any applicable collective bargaining agreement, change the compensation levels or benefit programs provided by the Company and the Subsidiaries following the Closing in ways that either the Company or any Subsidiary determines to be necessary or appropriate for the operation of its business.


                            ARTICLE XVI MISCELLANEOUS

                  16.1 ACCESS AFTER THE CLOSING DATE. After the Closing Date, the Buyer shall provide the Seller with reasonable access during normal business hours to copies of all of the books and records of the Company and the Subsidiaries whenever requested by the Seller, and the Buyer shall retain such books and records for the later of the end of the normal document retention period of the Buyer; PROVIDED that the Buyer shall retain all required Tax books and records until 60 days following the expiration of the applicable statute of limitations. At the request and expense of the Seller, the Buyer shall deliver copies of any such books and records to the Seller. At the Seller's out of pocket expense, the Buyer shall use reasonable efforts to cause any of the employees of the Company or any Subsidiary or the Buyer who were previously employed by the Company or any Subsidiary to meet with the Seller and its representatives and agents (including counsel and accountants) at such times and places as the Seller may reasonably request in order to provide the Seller with information concerning the operation of the Company and the Subsidiaries and the conduct of their business by the Company or such Subsidiary prior to the Closing Date.

                  16.2     PAYMENT OF EXPENSES.

                  (a) Except as provided in Sections 8.1 and 8.2, all costs of transferring the Shares and the Other Shares to Buyer in accordance with this Agreement, including recordation, notarial, registration, stamp, transfer and documentary taxes and fees, and any federal, state or local excise, sales or use taxes, and any filings or grant fees imposed by any governmental authority, shall be paid one-half by Seller and one-half by Buyer.

               (b) All costs, including recordation, notarial, registration, stamp, transfer and documentary taxes and fees, and any federal, state or local excise, sales or use taxes, and any filings or grant fees imposed by any governmental authority caused by, or arising from, any liquidation, merger, sale or transfer by or of the Company or any Subsidiary or assets of the Company or any Subsidiary which occurs after the Closing shall be paid by Buyer.

               (c) Except as otherwise expressly provided in this Agreement, each of the parties shall bear its own expenses, including the fees of any attorneys and accountants engaged by such party, in connection with this Agreement, the Seller Ancillary Documents and the Buyer Ancillary Documents and the consummation of the transactions contemplated herein or therein.

                  16.3 PUBLICITY. Seller and Buyer agree that they will not make any press releases or other announcements prior to the Closing with respect to the transactions contemplated hereby, except as required by applicable law, without the prior approval of all other parties. The Seller acknowledges that the Buyer is required to make certain public disclosures and filings pursuant to the Exchange Act with respect to the transactions contemplated hereby.

                  16.4 COMMERCIALLY REASONABLE EFFORTS. Each party hereto agrees to use commercially reasonable efforts to effect the Closing set forth in this Agreement and otherwise to consummate the transactions contemplated by this Agreement. Specifically, but without limiting the generality of the foregoing, each of Buyer and Seller shall use commercially reasonable efforts to make or obtain all consents, approvals, authorizations, registrations and filings with all federal, state, provincial or local judicial or governmental authorities or administrative agencies as are required in connection with the consummation of the transactions contemplated by this Agreement.

                  16.5 NOTICES. All notices, demands and other communications made hereunder shall be in writing and shall be given either by personal delivery, by nationally recognized overnight courier (with charges prepaid) or by telecopy (with telephone confirmation), and shall be deemed to have been given or made when personally delivered, the day following the date deposited with such overnight courier service or when transmitted to telecopy machine and confirmed by telephone, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

                  If to Seller:

                           Maag Holding AG
                           Hardstrasse 219
                           Zurich, Switzerland CH-8023
                           Attn:  Samuel Gartmann
                           Telephone:       011-41-1-278-7215
                           Telecopy: 011-41-1-271-9204


                  With a copy (which shall not constitute notice) to:

                           Cadwalader, Wickersham & Taft
                           100 Maiden Lane
                           New York, NY  10038
                           Attn:  Jonathan M. Wainwright, Esq.
                           Telephone:       (212) 504-6122
                           Telecopy: (212) 504-6666

                  If to Buyer:

                           Sinter Metals, Inc.
                           Terminal Tower
                           50 Public Square/Suite 3200
                           Cleveland, OH 44113
                           Attn:  Joseph W. Carreras
                           Telephone:       (216) 771-6700
                           Telecopy:        (216) 344-7631

                  With a copy (which shall not constitute notice) to:

                           Jones, Day, Reavis & Pogue
                           North Point
                           901 Lakeside Avenue
                           Cleveland,  OH  44114
                           Attn:    Christopher M. Kelly, Esq.
                           Telephone:       (216) 586-3939
                           Telecopy:        (216) 579-0212


                  16.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, without regard to conflict of laws principles.

                  16.7 GERMAN STATUTORY LAW. Sections 460 and 464 of the German Civil Code (BGB) and Section 377 of the German Commercial Code (HGB) shall not apply to this Agreement. Section 460 of the German Civil Code (BGB) provides that a seller shall not be liable to the buyer for the breach of a representation or warranty, if the buyer has knowledge of such breach prior to the consummation of the sale. The exclusion of Section 460 from this Agreement shall not entitle the Buyer to indemnification pursuant to this Agreement in respect to matters which were disclosed by the Seller in any Schedule (including such Delivered Documents, which are incorporated by reference in any Schedule to this Agreement), with the exception of the Schedules listed in Section 12.1 (e) hereof. The mere listing of agreements in any Schedule, however, shall not be regarded as a disclosure of a matter for purposes of the preceding sentence. For the purposes of clarification with respect to Schedules 4.9(a), (b), (e) and 4.10, 4.15(a) the Parties hereto acknowledge that the preceding sentence shall not increase the Seller's liability with respect to the matters set forth in Section 4.9,
4.10 and 4.15.

                  16.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  16.9 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party hereto, and any purported assignment without such consent shall be void; PROVIDED, HOWEVER, that the Buyer may, without the consent of the Seller, (i) grant a security interest in its rights under this Agreement to a lender as security for Buyer's obligations to such lender and (ii) assign its rights hereunder to one or more wholly-owned subsidiaries of the Buyer, but no such grant of security interest or assignment shall release the Buyer from its obligations hereunder.

                  16.10 THIRD PARTY BENEFICIARIES. None of the provisions of this Agreement or any document contemplated hereby is intended to grant any right or benefit to any person or entity which is not a party to this Agreement.

                  16.11 HEADINGS; REFERENCES. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement. When a reference is made in this Agreement to a clause Section, subsection or Article, such reference shall be to such clause, Section, subsection or Article of this Agreement unless otherwise indicated.

                  16.12 AMENDMENTS; WAIVER. Any waiver, amendment, modification or supplement of or to any term or condition of this Agreement shall be effective only if in writing and signed by both parties hereto, and the parties hereto waive the right to amend the provisions of this Section orally. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach. No failure on the part of either party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof. The remedies herein are cumulative and not exclusive of any remedies provided by law.

                  16.13 KNOWLEDGE. Whenever used herein with respect to the Seller the Company and its Subsidiaries, the term "knowledge" or "best knowledge" shall mean the actual knowledge of Dr. Lothar Albano-Muller, Dr. Manfred Weber and Dr. Volker Arnhold. Notwithstanding any notice provided pursuant to Section 7.3, the Seller acknowledges and agrees that the Buyer's right to rely on the representations and warranties of the Seller with respect to itself and the Company and its Subsidiaries shall not be affected in any way by any investigation conducted by the Buyer.

                  16.14 SEVERABILITY. In the event that any provision in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement shall not be in any way impaired, and the illegal, invalid or unenforceable provision shall be fully severed from this Agreement and there shall be automatically added in lieu thereof a provision as similar in terms and intent to such severed provision as may be legal, valid and enforceable.

                  16.15 ENTIRE AGREEMENT. This Agreement and the Schedules hereto together with the Seller Ancillary Documents and the Buyer Ancillary Documents, constitute the entire contract between the parties hereto pertaining to the subject matter hereof, and supersede all prior agreements and understandings between the parties with respect to such subject matter (except with respect to that certain Confidentiality Agreement by and between Buyer and Seller which shall not be superseded hereby in the event of a termination of this Agreement for any reason before Closing).

                  16.16 ARBITRATION; SUBMISSION TO JURISDICTION.

                  (a) Any dispute relating to this Agreement or the Seller Ancillary Documents or the Buyer Ancillary Documents or the performance by the parties of their respective obligations hereunder, which is not resolved after the parties' attempt at amicable negotiations, shall be finally settled by arbitration. If such a dispute arises, either party may initiate arbitration proceedings by filing a demand for arbitration with the other party and the New York, New York, office of the American Arbitration Association (the "AAA"). In making the selection of the arbitrators, each party will select one arbitrator and the two arbitrators selected will mutually agree upon the third arbitrator in accordance with the Commercial Rules of Arbitration of the AAA. If the two selected arbitrators are unable to agree on the third arbitrator, then the third arbitrator will be selected in accordance with the Commercial Rules of Arbitration of the AAA. All arbitration proceedings shall be held in New York, New York. The arbitrator's award resulting from such arbitration may be confirmed and entered as a final judgment in any court of competent jurisdiction and enforced accordingly.

               (b) The enforcement of any arbitration award or any legal action or proceeding relating in any way to any matter concerning any arbitration proceedings pursuant to Section 16.5(a) above may be brought and enforced in the federal courts of the United States for the Southern District of New York, and (i) the Seller accepts for itself, the Company and the Subsidiaries and in respect of its property, and (ii) the Buyer accepts for itself and in respect of its property, each generally, irrevocably and unconditionally, the jurisdiction of each such court in respect of any such action or proceeding; PROVIDED, THAT if for whatever reason the federal courts of the United States for the Southern District of New York will not or cannot hear such action or proceeding, it may be brought and enforced in the courts of the State of New York in The City of New York, Borough of Manhattan. The Seller and the Buyer each agree that a judgment, after exhaustion of all available appeals, in any such action or proceeding shall be conclusive and binding upon, and may be enforced in any other jurisdiction, by a suit upon such judgment, a certified copy of which shall be conclusive evidence of the judgment. The Seller and the Buyer each irrevocably designate, appoint and empower CT Corporation System, with offices at 1633 Broadway, New York, New York 10019, as its designee, appointee and agent to receive service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding and agree that the failure of any such agent to give any advice of service of process to it shall not impair or affect the validity of such service or of any such judgment based thereon. If for any reason such designee, appointee and agent shall cease to be available to act as such, the Seller and the Buyer each agree to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this provision reasonably satisfactory to the other party. The Seller and the Buyer each further irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, at its address set forth in
          Section 16.6, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of the Seller or the Buyer to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Seller or the Buyer in any other jurisdiction.

               (c) The Seller and the Buyer each hereby irrevocably waive any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with any matter concerning any arbitration proceedings pursuant to Section 16.5(a) above or in the courts referred to in clause (b) above, and hereby further irrevocably waive and agree not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient or improper forum.

                  16.17 GOVERNING LANGUAGE. The English version of this Agreement shall govern any interpretation of its provisions. To the extent German terms are provided in the governing English version of this Agreement, such German wording shall prevail for purposes of interpretation.


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                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by its duly authorized officer as of the date first above written.

                                 MAAG HOLDING AG



                                  By:
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                                     Name:
                                     Title:


                               SINTER METALS, INC.



                                  By:
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                                     Name:
                                     Title: